SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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United Financial Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)
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April 7, 2017
Dear Shareholder:
You are cordially invited to attend the annual meeting of shareholders of United Financial Bancorp, Inc. (the “Company”). The meeting will be held at the Connecticut Science Center, 250 Columbus Boulevard, Hartford, Connecticut 06103 on Wednesday, May 24, 2017 at 10:00 a.m.
At the Annual Meeting you will be asked to: (1) elect two Directors; (2) consider and approve an advisory (non-binding) proposal on the Company’s executive compensation; (3) ratify the appointment of Wolf & Company, P.C. as our independent auditors for the current year; and (4) transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
The Board of Directors unanimously recommends that you vote FOR the election of the Board’s nominees for election as Director; FOR the pay package; and FOR the ratification of Wolf & Company, P.C. as our independent auditors.
We encourage you to read the accompanying Proxy Statement, which provides information regarding United Financial Bancorp, Inc. and the matters to be voted on at the Annual Meeting. We have also enclosed a copy of our 2016 Annual Report to Shareholders, which includes United Financial Bancorp, Inc.’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2016.
It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously voted.
We look forward to seeing you at the meeting.

Sincerely,
/s/ William H. W. Crawford, IV
William H. W. Crawford, IV
Chief Executive Officer

UNITED FINANCIAL BANCORP, INC.
45 Glastonbury Boulevard, Glastonbury, CT 06033
866-959-2265

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 24, 2017

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of United Financial Bancorp, Inc. (the “Company” or “United”), the holding company for United Bank (the “Bank”), will be held on Wednesday, May 24, 2017, at 10:00 a.m., at the Connecticut Science Center, 250 Columbus Boulevard, Hartford, Connecticut 06103 for the following purposes:

1.	To elect two (2) Directors of the Company.

2.	To consider and approve an advisory (non-binding) proposal on the Company’s executive compensation.

3.	To ratify the appointment of Wolf & Company, P.C. as independent auditors of the Company for the year ending December 31, 2017.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.
Pursuant to the Company’s bylaws, the Board of Directors of the Company has fixed the close of business on March 15, 2017, as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors

/s/ Marliese L. Shaw
Marliese L. Shaw
Corporate Secretary

Glastonbury, Connecticut
April 7, 2017

UNITED FINANCIAL BANCORP, INC.
45 Glastonbury Boulevard, Glastonbury, CT 06033
866-959-2265

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Financial Bancorp, Inc. (the “Company” or “United”), the holding company for United Bank (the “Bank”), to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) which will be held at the Connecticut Science Center, 250 Columbus Boulevard, Hartford, Connecticut 06103 on Wednesday, May 24, 2017 at 10:00 a.m., and at any adjournment thereof. This Proxy Statement is expected to be first mailed to shareholders on or about April 7, 2017.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

The Annual Meeting has been called for the following purposes: (1) to elect two Directors of the Company; (2) to consider and approve an advisory (non-binding) proposal on the Company’s executive compensation; (3) to ratify the appointment of Wolf & Company, P.C. as our independent auditors for the year ending December 31, 2017; and (4) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

If you vote using the enclosed form of proxy, your shares will be voted in accordance with the instructions indicated. Executed but unmarked proxies will be voted FOR the election of the Board’s nominee as Director; FOR the compensation package; and FOR the ratification of the appointment of United’s independent auditors. Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors.

SOLICITATION OF PROXIES

All costs of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, Directors, officers and other employees of the Company or the Bank may solicit proxies personally, by telephone or other means without additional compensation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the common stock. The Company has also retained Morrow Sodali, a proxy soliciting firm, to assist in the solicitation of proxies at a fee of $11,000, plus reimbursement of certain out-of-pocket expenses.

REVOCATION OF PROXIES

Shareholders who execute proxies retain the right to revoke them. A shareholder giving a proxy may revoke it at any time prior to its exercise by (i) filing with the Secretary of the Company written notice of revocation, (ii) submitting a duly-executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. Unless so revoked, the shares represented by the proxies will be voted according to the shareholder’s instructions on the proxy or, if no instructions are given, in favor of the proposals described in this Proxy Statement. In addition, shares represented by proxies will be voted as directed by the Board of Directors with respect to any other matters that may properly come before the Annual Meeting or any adjournment. Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

WHO CAN VOTE

Only shareholders of record as of the close of business on March 15, 2017, are entitled to vote at the Annual Meeting. As of March 15, 2017, there were approximately 50,818,221 shares of common stock, no par value (the “Common Stock”), issued and outstanding. The Company has no other class of securities outstanding at this time. Each share of Common Stock is entitled to one vote except as described below. All votes, whether voted in person or by proxy, will be tabulated by the Company’s Inspector of Elections appointed for the Annual Meeting by the Board of Directors. Abstentions and broker non-votes are counted for purposes of establishing a quorum. Pursuant to the Company’s Certificate of Incorporation, shareholders are not entitled to cumulate their votes for the election of Directors. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting (after subtracting any shares in excess of the Limit described below) is necessary to constitute a quorum.

As provided in the Company’s Certificate of Incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to vote with respect to shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors to (i) make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

VOTING PROCEDURES

There is no cumulative voting for the election of Directors, and they are elected by a majority of the votes cast (broker non-votes are not deemed to be “cast”) at a meeting of shareholders at which directors are to be elected, with a plurality vote standard retained in the event of contested director elections. At the Annual Meeting, two Directors have been nominated and are not contested for a term of four years. Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote on the matter. An abstention by a shareholder present or represented at the Annual Meeting will have the same effect as a vote against the proposal to ratify the appointment of the independent auditors. Broker non-votes, however, are not counted as present and entitled to vote on the proposal, and have no effect on that vote. All of the matters to be voted on except the ratification of the auditors are considered “non-routine” matters. Therefore, if you do not provide your broker or nominee with voting instructions with regard to those matters, your broker or nominee will not be able to vote your shares on these votes. If you prefer, you may vote by using the telephone or Internet. For information on submitting your proxy or voting by telephone or Internet, please refer to the instructions on the enclosed proxy.

Approval of the Company’s Executive Compensation as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement (Proposal 2). Approval of this non-binding advisory vote on the Company’s executive compensation as described in this Proxy Statement requires the affirmative vote of holders of a majority of our common stock present in person or represented by proxy and entitled to vote on the matter. An abstention by a shareholder present or represented at the Annual Meeting will have the same effect as a vote against the proposal to consider and approve the Company’s executive compensation. Broker non-votes, however, are not counted as present and entitled to vote on the proposal, and have no effect on that vote. Because this proposal is advisory, it will not be binding upon the Board of Directors if approved. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

Executed but unmarked proxies will be voted FOR all proposals.

Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters as determined by a majority of the Board of Directors.

Enclosed with this Proxy Statement is United Financial Bancorp, Inc.’s Annual Report to Shareholders for the year ended December 31, 2016, which includes United Financial Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.

CORPORATE GOVERNANCE

General
The Company formerly known as Rockville Financial, Inc. was formed on September 13, 2010 as a state-chartered, stock holding company in anticipation of the second step conversion of its predecessor mutual holding company, Rockville Financial, MHC, Inc. Fifty-five percent of the Company’s common stock was owned by Rockville Financial MHC, Inc., a state-chartered mutual holding company and the Company held all of the common stock of Rockville Bank (the “Bank”).

On March 3, 2011, the Company completed a plan of conversion and reorganization whereby Rockville Financial MHC, Inc. converted from a partially public mutual holding company structure to a fully public stock holding company structure. At that time, Rockville Financial MHC, Inc. ceased to exist and Rockville Bank became a wholly-owned subsidiary of Rockville Financial, Inc.

The Company completed a merger of equals (the “Merger”) with United Financial Bancorp, Inc. (“Legacy United”) on April 30, 2014, the Company was the legal acquirer and changed its name to United Financial Bancorp, Inc. in connection with the Merger. United Bank, a wholly-owned subsidiary of the legacy United Financial Bancorp, Inc., merged with and into Rockville

Bank, and Rockville Bank changed its name to United Bank upon legal close. References in this proxy statement to the Company prior to the date of the Merger refer to Pre-Merger Rockville Financial, Inc. (“Rockville” or “Legacy Rockville”).

The business and affairs of the Company are managed by or under the direction of its Board of Directors. Members of the Board of Directors inform themselves of the Company’s business through discussions with its Chief Executive Officer and with other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees.

Board Leadership Structure

The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting the strategic direction for the Company, providing day-to-day leadership and managing our performance. The Chairman of the Board provides guidance to our Chief Executive Officer, works with our Chief Executive Officer to set the agenda for Board meetings and presides over meetings of the full Board, including executive sessions of the independent directors.

Risk Oversight

The Board of Directors of the Company (the “Board”) has the primary responsibility for general risk oversight of the Company with the Risk Committee of the Bank responsible for monitoring interest rate, credit, liquidity, strategic, technology and operational risk, and the Audit Committee of the Company responsible for monitoring financial risk. The Board and the Risk Committee periodically review Management’s implementation of a comprehensive Risk Management Program to identify, assess, mitigate, monitor, and most importantly communicate risk profiles inherent within the organization. Management assumes the responsibility for identifying and assessing various risks for the Board, Risk Committee and Audit Committee to ensure both proper mitigation and remediation plans are in place as well as compliance with all regulatory guidelines. The Company’s Risk division includes a Chief Risk Officer (“CRO”) who reports directly to the Chief Executive Officer, as well as a dedicated Information Security Officer, Compliance Director, Enterprise Risk Manager, Branch Review Officer, Business Continuity Officer and BSA and Fraud Officer reporting to the CRO. The Director of Internal Audit additionally monitors risk and reports to the Audit Committee. Numerous initiatives were implemented throughout 2016 to continue to provide the Board, Risk Committee and Audit Committee information in a timely manner to facilitate effective risk mitigation efforts throughout the organization. The Board’s oversight is also augmented by the Risk Steering Committee, which is chaired by the CRO and includes a slate of voting members comprised of most members of Executive Management and the Enterprise Risk Management Officer. The Board’s oversight is additionally augmented by the Risk Management Committee, which is also chaired by the CRO, as well as a slate of voting members comprised of Risk Division officers as well as officers throughout the Company.

As a regulated financial institution, United Bank is examined on a Federal and State mandated schedule, by the respective banking authorities. The results of these examinations are presented to the full Board promptly and fully, along with Management’s formal response as prepared for and forwarded to the respective Federal or State agencies. Any findings and recommendations contained in the Reports of Examination, as well as Internal Audit reports, are promptly implemented for corrective action and formally tracked by the Director of Internal Audit and directly communicated to the Audit Committee. These formalized processes provide a consistent, transparent, very detailed and “strong” review of any areas of concern and serve as additional risk management oversight. Risk management is also incorporated into the Compensation Committee process in the form of a risk assessment for various compensation plans as approved by the CRO.

Independence of Board of Directors and Members of Its Committees

It is the policy of the Company’s Board of Directors that a majority of its Directors be independent of the Company and its subsidiaries within the meaning of applicable laws and regulations and the listing standards of the NASDAQ Global Select Market. The Governance and Nominating Committee reviews the independence of Board members on an ongoing basis and, at least once a year, makes a determination of each Director’s independence against the independence criteria and delivers a report to the Board.

Since the Company’s formation in 2004 and full conversion in 2011 and for many years prior thereto as a mutual savings bank, the Company’s Board of Directors has been chaired by an independent member of the Board. The Chairman of the Board works with the Chief Executive Officer on Board procedures so as to maintain objectivity while at the same time taking advantage of the banking experience and insight of management in order to make effective use of the Board for the Company’s benefit. The Board believes it important to retain the flexibility to allocate the responsibilities of the office of Chairman of the Board in any manner that it determines from time to time to be in the best interests of the Company.

The Holding Company’s Board of Directors has affirmatively determined that the Directors nominated for election at the Annual Meeting, and all Directors of the Company whose terms continue, are independent, with the exception of William H. W. Crawford, IV, the Company’s Chief Executive Officer. The Company’s Board of Directors has also affirmatively determined the Board’s Audit Committee is comprised entirely of independent Directors within the meaning of applicable laws and regulations, the listing standards of the NASDAQ Global Select Market and the Company’s corporate guidelines as set forth in the Company’s Audit Committee Charter. In addition, the Company’s Board of Directors has affirmatively determined that the Board’s Compensation Committee and Governance and Nominating Committee are comprised entirely of independent Directors within the meaning of applicable laws and regulations, and the listing standards of the NASDAQ Global Select Market.

Independence Standards

As described above, the Company’s Board of Directors examines the independence of its members annually. In order for a Director to be considered independent, the Board must determine that the Director has no material relationship with the Company or its affiliates, either directly or as a partner, shareholder or officer of an organization that has such a material relationship. At a minimum, a Director will not be considered independent if, among other things, the Director:

1.	Has been employed by the Company or its affiliates in the current year or past three years.

2.
Has accepted, or has an immediate family member who has accepted, any compensation from the Company or its affiliates in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (except for board services, retirement plan benefits, non-discretionary compensation or loans made by the Bank in accordance with applicable banking regulations).

3.	Has an immediate family member who is, or has been in the past three years, employed by the Company or its affiliates as an executive officer.

4.
Has been or has an immediate family member who has been, a partner in, a controlling shareholder or an executive officer of any organization to which the Company made or from which it received, payments (other than those which arise solely from investments in the Company’s securities or under non-discretionary charitable contribution matching programs) that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three fiscal years.

5.
Has been or has an immediate family member who has been employed as an executive of another entity where any of the Company’s executives serve or have served during the past three years on that entity’s compensation committee.

6.
Is or has an immediate family member who is a current partner of the Company’s outside auditor, or was a partner or an employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Board Meetings and Committees

The business of the Company’s and the Bank’s Boards of Directors is conducted through regularly scheduled meetings and activities of the Boards and their committees. During 2016, the Board of Directors of the Company held nine (9) regular meetings and one (1) special meeting. No Director attended fewer than 75% of the aggregate of the Company’s Board and committee meetings in 2016, of which he or she was a member, during the period he or she was a Director and a committee member.

Director Attendance at Annual Meetings of Shareholders

It is the Company’s policy to encourage the attendance of each member of the Board of Directors at the Company’s Annual Meeting of Shareholders. The Company expects all of its Directors to attend the Annual Meeting. Last year, all of the Directors attended the 2016 Annual Meeting.

Committees of the Boards of Directors

The Company’s Board of Directors has four committees as described below: the Audit Committee, the Compensation Committee, the Executive Committee and the Governance and Nominating Committee. The Bank’s Board of Directors has a Risk Committee in addition to the four committees described above. The current members of the committees of the Boards of Directors of the Company and the Bank are as follows:

Committees of the Board of Directors of the Company

Governance and Nominating
Executive Committee	Committee	Compensation Committee
Michael A. Bars	Paula A. Aiello	Paula A. Aiello
Michael F. Crowley	Michael A. Bars, Vice Chair	Kristen A. Johnson, Chair
Kristen A. Johnson	Michael F. Crowley, Chair	Carol A. Leary, Vice Chair
Carol A. Leary	Kristen A. Johnson	Raymond H. Lefurge, Jr.
Raymond H. Lefurge, Jr., Vice Chair	Carol A. Leary
Kevin E. Ross	Raymond H. Lefurge, Jr.
Robert A. Stewart, Jr., Chair	Robert A. Stewart, Jr.

Audit Committee
Paula A. Aiello, Vice Chair
Raymond H. Lefurge, Jr.
Kevin E. Ross, Chair
Robert A. Stewart, Jr.

Committees of the Board of Directors of the Bank

Executive Committee	Audit Committee	Compensation Committee
Michael A. Bars	Paula A. Aiello, Vice Chair	Paula A. Aiello
Michael F. Crowley	David A. Engelson	C. Perry Chilberg
Kristen A. Johnson	Raymond H. Lefurge, Jr.	Carol Moore Cutting
Carol A. Leary	David J. O’Connor	Kristen A. Johnson, Chair
Raymond H. Lefurge, Jr., Vice Chair	Rosemarie Novello Papa	Carol A. Leary, Vice Chair
Kevin E. Ross	Kevin E. Ross, Chair	Raymond H. Lefurge, Jr.
Robert A. Stewart, Jr., Chair	Robert A. Stewart, Jr.	Rosemarie Novello Papa
Richard M. Tkacz

Governance and Nominating
Committee	Risk Committee
Paula A. Aiello	Michael A. Bars, Chair
Michael A. Bars, Vice Chair	C. Perry Chilberg
Michael F. Crowley, Chair	Michael F. Crowley
Kristen A. Johnson	Carol Moore Cutting
Carol A. Leary	David J. O’Connor, Vice Chair
Raymond H. Lefurge, Jr.	Richard M. Tkacz
Robert A. Stewart, Jr.

The Audit Committee of the Company’s Board of Directors meets periodically with the Company’s independent registered public accounting firm and management to review accounting, auditing, internal audit, compliance and financial reporting matters. This committee met nine (9) times during the year ended December 31, 2016. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Global Select Market and the Securities and Exchange Commission’s (“SEC”) Audit Committee independence standards. The Board of Directors has determined that Mr. Lefurge is an audit committee financial expert under the rules of the SEC. The Audit Committee acts under a written charter adopted by the Board of Directors. The Audit Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@bankatunited.com. All of the members of the Audit Committee have a basic understanding of finance and accounting and are able to read and understand fundamental financial statements.

The Compensation Committee of the Company’s Board of Directors met ten (10) times during the year ended December 31, 2016. The Compensation Committee acts under a written charter adopted by the Board of Directors. The Compensation Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. This document also can be requested in print by writing to Marliese L.

Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@bankatunited.com.

The Executive Committee of the Company’s Board of Directors met eight (8) times during the year ended December 31, 2016. The Executive Committee acts under a written charter adopted by the Board of Directors. The Executive Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@bankatunited.com.

The Risk Committee of the Bank’s Board of Directors met eight (8) times during the year ended December 31, 2016. The Risk Committee acts under a written charter adopted by the Board of Directors of the Bank. The Risk Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@bankatunited.com.

Compensation Committee Interlocks and Insider Participation

Each member of the Compensation Committee of the Company’s Board of Directors is independent in accordance with the listing standards of the NASDAQ Global Select Market. There were no Compensation Committee “interlocks” during 2016, which generally means that no executive officer of the Company served as a member of the compensation committee or board of directors of another non-tax-exempt company, an executive officer of which serves on the Company’s Compensation Committee.

The Governance and Nominating Committee and Selection of Nominees for the Board

The Company has adopted a Governance and Nominating Committee Charter and Governance Guidelines. The Governance and Nominating Committee Charter, as well as the Governance Guidelines, can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. These documents also can be requested in print by writing to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@bankatunited.com. The Charter sets forth the procedure for selecting (i) Director nominees for election and/or re-election to the Board of Directors at the annual meeting of shareholders, (ii) candidates to fill vacancies on the Board in between annual meetings of shareholders, and (iii) Board members for membership on Board committees. This committee met four (4) times during the year ended December 31, 2016.

The Governance and Nominating Committee is responsible for recommending current Directors for re-nomination and for identifying and recruiting Director candidates as needed. Director candidates are recommended based upon their character and track record of accomplishments in leadership roles as well as their professional and corporate experience, skills and expertise; and more specifically based upon their observance of the highest standards of business and personal ethics and integrity, their active support of community activities in our market area, and their willingness to participate in appropriate business development efforts and Bank outreach events. Current Directors whose terms are expiring and those persons nominated by shareholders, if any, are reviewed under similar considerations, and also based on contribution, change of status and commitment to the Company. The Governance and Nominating Committee seeks to align Board composition with the Company’s strategic direction so that the Board’s members bring skills, experience and background that are relevant to the key strategic and operational issues that they will review, oversee and approve. Because being the best community bank in our market is a cornerstone of United Bank’s strategic direction, community outreach and community leadership are important considerations in reviewing and selecting director candidates. Because the Company is a financial institution, familiarity with financial matters and business acumen are other important considerations. The Governance and Nominating Committee and the other members of the Board view the Company’s Board of Directors as a deliberative body and seek members who are willing to learn from each other and deliberate issues as they arise. The Governance and Nominating Committee completes an evaluation of the Board and its Committees annually and presents those results to the Company’s Board of Directors.

The Company does not have a diversity policy relating to Board membership, nor has it articulated a specific definition of diversity in this context.

In addition, the Governance and Nominating Committee reviews all transactions with related parties, as further described on page 3 of this Proxy Statement. The Governance and Nominating Committee oversees the continuing education programs for all directors. To assist in remaining current with their board duties and committee responsibilities, the Company's Board participates in the Bank Director's Membership Program. This Program offers the directors access to the BankDirector.com online video training series, a wide range of in-person conferences, periodic digital magazine, peer-based and webinar educational programs on corporate governance, committee duties, board leadership and industry developments.

During the period extending from April 30, 2014 through the 2017 annual meeting of shareholders (the “Three-Year Period”), but excluding nominations with respect to the 2017 annual meeting of shareholders, the Governance and Nominating Committee is authorized to propose Director nominees for election and/or re-election to the Board in accordance with applicable federal securities laws and applicable stock exchange listing regulations, by majority vote of the Legacy Rockville Directors serving on the Governance and Nominating Committee (with respect to election of a successor to a Legacy Rockville Director) or by majority vote of the Legacy United Directors serving on the Governance and Nominating Committee (with respect to election of a successor to a Legacy United Director), as the case may be. In filling any vacancy on the Board of Directors during the Three-Year Period, the Board must consider only nominees recommended by the Governance and Nominating Committee.

The following table states our directors’ names, their ages as of December 31, 2016, the years they began serving as directors and the years their current term expires.

	Position(s) held with United Financial Bancorp, Inc.	Age	Director Since(1)	Expiration of Term
Nominees
Michael A. Bars	Director	61	2003	2017
Kristen A. Johnson	Director	50	2010	2017

Continuing Directors
William H. W. Crawford, IV	Director and Chief Executive Officer	51	2011	2018
Michael F. Crowley	Director	58	2001	2018
Raymond H. Lefurge, Jr.	Vice Chairman	67	2003	2018
Paula A. Aiello	Director	54	2008	2019
Carol A. Leary	Director	69	2001	2019
Kevin E. Ross	Director	64	1991	2019
Robert A. Stewart, Jr.	Chairman	65	1991	2020

(1)
The reported date is the date the individual became a Director of Rockville Bank or United Bank. Each of Ms. Aiello, Dr. Leary and Messrs. Ross, Stewart and Crowley joined the Board of Directors of the Company upon the closing of the Merger on April 30, 2014.

The nominees for election as a Director at the annual meeting described below under “Election of Directors (Proposal 1)” were recommended to the Board by the Governance and Nominating Committee in accordance with the procedures set forth above. In determining to recommend re-election of the Directors whose terms expire in 2017, the Governance and Nominating Committee and the Board reviewed the specific credentials of the nominees and the general skill set and experience of the Board. Although the Governance and Nominating Committee may choose to recommend an increase in Board size in the future, it also determined that the nine (9) remaining Directors, including the nominees, collectively have the requisite skill sets and experience to enable the Board to operate effectively. Although the Governance and Nominating Committee and Board considered all aspects of the nominees’ credentials and experience, the following attributes were influential in its determination:

Mr. Bars is a managing partner of Kahan, Kerensky & Capossela, LLP, the largest law firm headquartered in Vernon, Connecticut and one of the largest law firms in Eastern Connecticut. Kahan, Kerensky & Capossela, LLP is a general practice law firm with offices in Vernon and Mansfield, Connecticut. Mr. Bars is on the Board of Directors of The Hundred Club of Connecticut, Inc. and is a past Trustee and Chair of the Board of Trustees of Eastern Connecticut Health Network, Inc., a local health network which was acquired in September 2016. He has served on the boards of directors of numerous community organizations. Mr. Bars earned a Bachelor of Arts degree in English from the University of Massachusetts, a Juris Doctorate from Seton Hall University School of Law and a Master of Business Administration with a concentration in Finance from the University of Connecticut. His legal and community service experience are valuable to the Board’s overall capabilities.

Ms. Johnson is the Vice President of Human Resources and Corporate Secretary of Connecticut Water Service, Inc. in Clinton, Connecticut. Prior to joining Connecticut Water Service, Inc., she served as Senior Vice President, Human Resources and Organizational Development Officer at Rockville Bank from 1996 to 2007. Ms. Johnson received a Bachelor of Arts degree from Elms College and earned a Master's degree from American International College in Human Resources Development. She is

additionally a Certified Compensation Professional. Her human resources leadership and executive compensation, banking and related business experience, as well as her community service experience, are valuable to the Board’s overall capabilities.

The seven (7) other members of the Company’s Board are currently serving terms that expire in 2018, 2019 and 2020. The Governance and Nominating Committee and the Board do not consider the qualifications of these individuals annually. However, in reviewing the candidates for nomination or re-nomination each year, the Governance and Nominating Committee and Board do consider the mix of talents and experience of the entire Board. Among other things, the Governance and Nominating Committee and the Board consider the following qualities or experience of those members whose terms expire in 2018, 2019 and 2020 to be significant and relevant:

Ms. Aiello is the Chief Financial Officer and Vice President of Administration for Youth Opportunities Upheld, Inc. in Worcester, Massachusetts. She is a certified public accountant and is a member of the Massachusetts Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the Central Massachusetts Financial Executives Organization. Ms. Aiello earned a Bachelor of Science degree in Business Administration with a major in Accounting. Her financial and leadership experience are valuable to the Board’s overall capabilities.

Mr. Crawford, Chief Executive Officer joined the Company in 2011 as President and Chief Executive Officer of United Financial Bancorp, Inc. (formerly Rockville Financial, Inc.) and United Bank (formerly Rockville Bank) and held this position until the Merger, at which time Mr. Crawford's title became Chief Executive Officer of both entities. Prior to joining the Company, Mr. Crawford served in numerous executive roles with Wells Fargo Bank, Wachovia Bank, and SouthTrust Bank from 1997 to 2010 including: Executive Vice President, Commercial Banking, Eastern Virginia, Regional President/Executive Vice President in four different markets: Raleigh/Durham, Southeast Florida, Greensboro/Winston Salem, and Norfolk/Virginia Beach. Mr. Crawford has 28 years of industry experience including leading regional banks exceeding $4 billion in deposits and 1,000+ employee organizations. At United Bank, Mr. Crawford promotes an employee culture that emphasizes customer service, community giving and employee volunteerism. He currently serves as Chairman of the United Bank Connecticut Foundation which supports hundreds of local nonprofits in Connecticut each year. He has received accolades in recent years for his civic engagement, including the Human Relations Award in 2014 from the National Conference of Community and Justice (NCCJ) and an Honorary Degree from Manchester Community College in 2013 for his commitment to supporting students seeking an affordable higher education. In addition, due to his extensive banking experience that spans nearly three decades, Mr. Crawford is frequently invited to speak at local, regional and national industry events. Mr. Crawford earned a Bachelor of Arts degree in Economics from the College of William & Mary.

Mr. Crowley is the President of Crowley Real Estate Appraisers, Inc. and M.F.C. Systems, Inc., companies located in Wilbraham, Massachusetts that provide commercial real estate appraisal, realty consultation and project management services in the region. He develops and has ownership interests in a number of commercial real estate ventures in the Western Massachusetts region and has extensive experience in valuing commercial real estate throughout the region. Mr. Crowley is a current Director and Past President of the Springfield Riverfront Development Corporation, the real estate subsidiary of the Naismith Memorial Basketball Hall of Fame and has served on numerous civic and governmental boards of directors over the past 27 years. Mr. Crowley earned his Bachelor of Arts degree in Government from Western New England College, and he holds the MAI designation from the Appraisal Institute. His real estate subject matter expertise and community service experience are valuable to the Board’s overall capabilities.

Dr. Leary is the President of Bay Path University, located in Longmeadow, Massachusetts, and serves on the board of directors of several major area not-for-profit organizations, including serving as a member of the compensation committee for a major charitable foundation located in the Company’s local community, namely the Frank Stanley Beveridge Foundation. Dr. Leary received a Bachelor of Arts degree from Boston University in Political Science, earned a Master's degree from SUNY Albany in Student Personnel and Counseling, and earned her Doctorate in Higher Education Administration from American University. As the leader of a complex organization with hundreds of employees, Dr. Leary’s executive experience, as well as her extensive knowledge of community affairs, are valuable to the Board’s overall capabilities.

Mr. Lefurge is a certified public accountant in public practice for over 46 years, and a member of the American Institute of Certified Public Accountants and Connecticut Society of Certified Public Accountants. He is the sole shareholder of the auditing, tax and accounting services firm of Lefurge & Gilbert, PC, CPAs, located in Vernon, Connecticut, where he also holds the position of President. Mr. Lefurge previously served as a director of a local publicly traded community bank and served as their Audit Committee Chairman. In addition, he served as a member of the Audit and Corporate Compliance Committee and the Planning Committee of Eastern Connecticut Health Network, a local health network which was acquired in September 2016. He additionally serves as trustee of an educational trust for the benefit of students of Vernon, Connecticut. He is an “audit committee financial expert” under the rules of the SEC. Mr. Lefurge earned his Bachelor's degree in Accounting from the University of Dayton Ohio. His financial and leadership experience are valuable to the Board’s overall capabilities.

Mr. Ross is a certified insurance counselor. He is the Vice President and Treasurer of Ross Insurance Agency, Inc., located in Holyoke, Massachusetts and has served on the board of directors of many civic associations and non-profit corporations over the years. Mr. Ross graduated from Worcester Academy and earned a Bachelor's degree in Business from Bryant University. His experience in the insurance and financial services industries, and his long time significant leadership and involvement in community service are valuable to the Board’s overall capabilities.

Mr. Stewart is President of Chase, Clarke, Stewart & Fontana, Inc., an insurance agency located in Springfield, Massachusetts. He has served on the board of directors of many civic associations and non-profit corporations, and is currently a director and executive committee member of Behavioral Health Network, Inc. Mr. Stewart earned his Bachelor's degree in English from Colgate University. His expertise in matters relating to insurance and financial services and community service experience are valuable to the Board’s overall capabilities.

ELECTION OF DIRECTORS
(Proposal 1)

The Certificate of Incorporation of the Company provides that the number of Directors shall not be fewer than eight (8) nor more than sixteen (16). Currently, the Board of Directors has set the number of Directors of the Company at nine (9) and of the Bank at fifteen (15). The Company’s Bylaws provide that no person age 70 or older is eligible for election and/or re-election as a Director; provided, however, that, during the Three-Year Period, no Legacy United Director or Legacy Rockville Director who served as a Director as of the closing of the Merger will be ineligible for re-election as a Director by virtue of being aged seventy (70) years or more at the time of re-election.

Two (2) Directors will be elected at the Annual Meeting to serve for a four-year term expiring in 2021. Following the recommendation of the Governance and Nominating Committee, the Board of Directors has recommended and nominated Michael A. Bars and Kristen A. Johnson, current Board members, for re-election as Director. Except as noted below, there are no arrangements known to Management between Michael A. Bars or Kristen A. Johnson and any other person pursuant to which such nominee was selected. In accordance with the Bylaws of the Company adopted in connection with the Merger, Mr. Bars and Ms. Johnson are entitled to be nominated at the 2017 Annual Meeting, subject to satisfaction of the Company’s re-nomination policies and criteria applicable to incumbent Directors.

The persons named on the enclosed proxy intend to vote for the election of Mr. Bars and Ms. Johnson, unless the proxy is marked by the shareholder to the contrary. If Mr. Bars or Ms. Johnson is unable to serve, all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend, or the Board of Directors may determine to reduce the number of directorships to eliminate the resulting vacancy. The Board knows of no reason why Mr. Bars or Ms. Johnson might be unavailable to serve.

Shareholder Nominations for the Board

Nominations by shareholders of record will be considered by the Governance and Nominating Committee if such nomination is submitted in writing to the Secretary of the Company either by mail or in person at the principal offices of the Company located at 45 Glastonbury Boulevard, Glastonbury, CT 06033 not less than 100 days prior to any meeting of shareholders called for the election of Directors; provided however, that if fewer than 100 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered in person to the Secretary of the Company prior to the earlier of the close of business on the 10th day following (i) the date on which notice of such meeting was given to shareholders; or (ii) the date on which a public announcement of such meeting was first made.

To be considered, the shareholder’s nomination must contain (i) the name, age, business address and residence address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of common stock of the Company that will be voted for each proposed nominee; (iv) the name and address of the notifying shareholder; (v) the number of shares of common stock of the Company that are beneficially owned by the notifying shareholder; (vi) any other information relating to the proposed nominee as required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (vii) the nominee’s written consent to serve as a Director if elected.

Code of Ethics

The Company’s Standards of Conduct Policy is designed to promote the highest standards of ethical and professional conduct by the Company’s Directors, executive officers, including the principal executive officer, the principal accounting officer and employees, and is adopted annually. The Standards of Conduct Policy requires that the Company’s Directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Standards of Conduct Policy, Directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Standards of Conduct Policy.

The Company also has a Whistleblower Policy that requires Directors, executive officers and employees to comply with appropriate accounting and internal controls and establishes procedures to report any perceived wrongdoing, questionable accounting or auditing matters in a confidential and anonymous manner. The Whistleblower Policy also prohibits the Company from retaliating against any Director, executive officer or employee who reports actual or apparent violations of the Standards of Conduct Policy. In accordance with this policy, communication of reports is directly to the Director of Internal Audit or the Chairman of the Audit Committee. A copy of the Standards of Conduct Policy, including the Whistleblower Policy is available, without charge, upon written request to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033.

Shareholder Communications with the Board

The Company endeavors to ensure that the Board of Directors or individual Directors, if applicable, consider the views of its shareholders, who may communicate with the Board of Directors by sending a letter or an e-mail to the Company’s Secretary, Marliese L. Shaw (mshaw@bankatunited.com) or by written correspondence to the Board of Directors or an individual Director with a copy to Ms. Shaw. All communications to the Board will be reviewed by the Company’s Chairman and Chief Executive Officer, with appropriate recommendations then being made to the Board. The Company believes that this procedure allows the Board to be responsive to shareholder communications in a timely and appropriate manner.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

General

The Audit Committee has appointed Wolf & Company, P.C. as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2017, subject to ratification by the shareholders. In making its selection, the Audit Committee considered whether Wolf & Company, P.C.’s provision of services other than audit services is compatible with maintaining the independence of the Company’s independent accountants. In addition, the Audit Committee reviewed the fees proposed by Wolf & Company, P.C for tax services and other fees for the year ending December 31, 2017, and concluded that those fees are compatible with the independence of Wolf & Company, P.C.

Audit Fees

The Audit Committee reviewed the fees described below for audit related services and tax services and concluded that those fees are compatible with the independence of Wolf & Company, P.C. for the years ended December 31, 2016 and 2015. The following table sets forth the aggregate fees billed by the Company's independent registered public accounting firm, Wolf & Company, P.C. for the years ended December 31, 2016 and 2015:

	December 31,
	2016	2015
	(In Thousands)
Audit Fees(1)	$468	$446
Tax Preparation Fees(2)	87	71
All Other Fees(3)	21	59
Audit-Related Fees(4)	22	5
Total	$598	$581

(1)
Includes estimated fees for the consolidated financial statement audit of the Company, the audit of internal control over financial reporting, quarterly reviews, HUD compliance audits for United Bank and estimated out-of-pocket costs.

(2)	Consists of tax return preparation and tax-related compliance and services.

(3)	Consists of WolfPAC license and implementation fees in 2016 and 2015, and Bank Secrecy Act data validation services in 2015.

(4)
Consists of work related to the Company’s Form S-3 registration statement and SEC comment letter filing in 2016 and the Company's Form S-8 filing for the United Financial Bancorp, Inc. 2015 Omnibus Stock Incentive Plan in 2015.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Consistent with SEC requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve up to $50,000 in audit and permissible non-audit services. Any decisions by the Chair of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee, and ratification of any action so taken will be sought.

All engagements of the independent auditor to perform any audit services and non-audit services during 2016 were pre-approved by the Audit Committee in accordance with the Company’s Audit Committee Charter. There were no instances where this was waived.

REPORT OF THE AUDIT COMMITTEE

In accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the Board of Directors of the Company submits this report for 2016.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Its responsibilities include appointing, compensating and monitoring the Company’s independent auditors. During 2016, the Audit Committee was comprised of four (4) directors, Ms. Aiello and Messrs. Lefurge, Ross and Stewart, each of whom is independent as defined by the rules of the NASDAQ Global Select Market and the SEC.

Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors, Wolf & Company P.C., are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and Wolf & Company P.C. to review and discuss the 2016 consolidated financial statements. The Audit Committee also discussed with Wolf & Company P.C. the matters required by Auditing Standard No. 1301, as amended as issued by the Public Company Accounting Oversight Board. The Audit Committee also received written disclosures and a letter from Wolf & Company P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Wolf & Company P.C. the firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the presentations of management and the independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in United Financial Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 which is expected to be filed with the SEC on March 8, 2017.

March 7, 2017

The Audit Committee:

Kevin Ross, Chairman,
Paula A. Aiello, Vice Chairman
Raymond H. Lefurge, Jr.
Robert A. Stewart, Jr.

INFORMATION ABOUT EXECUTIVE OFFICERS
Executive Officers of United Financial Bancorp, Inc.
The following individuals are the executive officers of United Financial Bancorp, Inc. and hold the offices set forth below opposite their names.

Name	Age(1)	Position
William H.W. Crawford, IV	51	Chief Executive Officer
Eric R. Newell	37	Executive Vice President, Chief Financial Officer and Treasurer
Mark A. Kucia	53	Executive Vice President
Brandon C. Lorey	48	Executive Vice President
David C. Paulson	54	Executive Vice President
Marliese L. Shaw	52	Executive Vice President, Corporate Secretary and Investor Relations
Elizabeth Kenney Wynnick	47	Executive Vice President
     (1) Ages presented are as of December 31, 2016.
The executive officers of United Financial Bancorp, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors. Pursuant to the Company’s Bylaws, the removal of Mr. Crawford from, or the failure to appoint Mr. Crawford to, the Chief Executive Officer position, and any amendment to or termination of any employment agreement with Mr. Crawford, prior to the expiration of the Three-Year Period, requires the affirmative vote of at least two-thirds of the full Board of Directors, excluding Mr. Crawford.

Executive Officers of United Bank
The following individuals are the executive officers of United Bank and hold the offices set forth below opposite their names:

Name	Age(1)	Position
William H.W. Crawford, IV	51	Chief Executive Officer
Eric R. Newell	37	Executive Vice President, Chief Financial Officer and Treasurer
Dena M. Hall	43	Western Massachusetts Regional President, Chief Marketing Officer
Craig W. Hurty	55	Executive Vice President, Chief Human Resources Officer
Mark A. Kucia	53	Executive Vice President, Chief Credit Officer
Brandon C. Lorey	48	Executive Vice President, Head of Consumer Banking
David C. Paulson	54	Executive Vice President, Head of Wholesale Banking
Marliese L. Shaw	52	Executive Vice President, Corporate Secretary and Investor Relations
John J. Smith	64	Executive Vice President, Chief Information & Administrative Officer
Elizabeth Kenney Wynnick	47	Executive Vice President, Chief Risk Officer
     (1) Ages presented are as of December 31, 2016.

The executive officers of United Bank are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.

Biographical Information of Executive Officers of United Who Are Not Directors

Dena M. Hall, Western Massachusetts Regional President, Chief Marketing Officer, joined United Bank in 2005 and served as the Senior Vice President of Marketing and Community Relations until she was promoted to her current position in May, 2014. Prior to joining the Company she was the Marketing Director at Woronoco Savings Bank (now Berkshire Bank) in Westfield, Massachusetts. Ms. Hall also serves as the President of the United Bank Foundation Massachusetts and the United Bank Foundation Connecticut. Ms. Hall earned her Bachelor of Arts degree in Communication and Journalism with a minor in History from the University of Massachusetts, Amherst. She graduated with honors from the Massachusetts School for Financial Studies and the National School of Banking and Finance at Fairfield (CT) University. Ms. Hall also earned a certificate in fundraising from the University of Massachusetts School of Management. Ms. Hall is the Vice Chair of the Board of Trustees for the Baystate Health Systems Foundation.

Craig W. Hurty, Executive Vice President, Chief Human Resources Officer, joined United Bank in June 2014. Previously, Mr. Hurty was with Aetna, Inc. for fourteen years where he held a variety of executive roles including Vice President, HR Shared Services, HR Head for Business Operations, and Head of Talent Strategies and Services. Prior to Aetna, Mr. Hurty held management and staff roles with PacifiCare Health Systems. Mr. Hurty's career began in the executive search and compensation consulting practice of KPMG and in sales with Northwestern Mutual Life. Mr. Hurty earned his Bachelor of Arts degree in Economics from Harvard University.

Mark A. Kucia, Executive Vice President, Chief Credit Officer, joined Rockville Bank in October 2005 and ran the Commercial Banking Department from August 2007 until March 2014 when he was appointed to his current position. Prior to joining the Bank, Mr. Kucia served as Vice President, Senior Commercial Real Estate Lender at Liberty Bank located in Middletown, Connecticut and worked at Mechanics Bank in Hartford, Connecticut and BayBank in Springfield, Massachusetts, in a variety of roles covering all aspects of commercial banking. Mr. Kucia’s career began at the New York City offices of National Westminster Bank, PLC, on a corporate lending team.

Brandon C. Lorey, Executive Vice President, Head of Consumer Banking, joined Rockville Bank in February 2013 and served as the Senior Vice President, Head of Consumer Lending until April 2014 when he was promoted to Executive Vice President, Head of Consumer Lending. He was promoted to his current position in June 2015. Prior to joining the Bank, Mr. Lorey was the Chief Credit and Lending Officer for H&R Block Bank in Kansas City where he was in charge of loan origination and credit administration. Previously, he served as Senior Vice President at Sovereign Bank in Pennsylvania and held various roles at Chevy Chase Bank, Federal Savings Bank in Maryland, including Vice President of risk, finance, operations and direct sales.

Eric R. Newell, Executive Vice President, Chief Financial Officer and Treasurer joined Rockville Bank in May 2011 as Vice President, Treasury Officer and was promoted to Senior Vice President, Director of Treasury in March 2012. He was promoted to Executive Vice President, Head of Treasury and Corporate Strategy in May 2013, and to his current position in November 2013. Mr. Newell holds a CFA designation and prior to joining the Bank he served as an analyst at Alliance Bernstein, as an analyst for Fitch Ratings, and as a Bank Examiner with the Federal Deposit Insurance Corporation (“FDIC”), out of the Hartford, Connecticut office.

David C. Paulson, Executive Vice President, Head of Wholesale Banking, joined Rockville Bank in March 2014. Prior to joining the Bank, Mr. Paulson was with Santander Bank N.A. where he was Managing Director and Commercial Banking Executive Vice President. Prior to Santander, Mr. Paulson served as Regional Vice President, Commercial Banking for Wells Fargo, as well as Commercial Banking Director, Senior Vice President for Wachovia Bank.

Marliese L. Shaw, Executive Vice President, Corporate Secretary and Investor Relations Officer, joined Rockville Bank in May 2004 as Vice President, Treasury Officer, was appointed Vice President, Treasury Officer and Investor Relations Officer upon the close of the Company’s initial public offering and was promoted to Senior Vice President, Investor Relations Officer in March 2012 and appointed Senior Vice President, Corporate Secretary and Investor Relations Officer in May 2013. She was promoted to her current position in April 2014. Prior to 2004, Ms. Shaw served as Vice President, Treasury Officer for Tolland Bank, subsidiary of Alliance Bancorp of New England, located in Vernon, Connecticut. Ms. Shaw earned her Bachelor of Arts degree in Economics with a minor in Real Estate Finance from the University of Connecticut.

John J. Smith, Executive Vice President, Chief Information & Administrative Officer, joined United Bank in January 2016. Mr. Smith has over 30 years of experience in Banking Technology and Operations. He has demonstrated exceptional skill and expertise in the critically important area of digital banking, creating highly innovative secure solutions while dramatically improving customer experience and adoption in the rapidly evolving online banking digital ecosystem. Mr. Smith was most recently with New York-based CIT Group for the past ten years where he was the Chief Information Officer for the CIT Bank Unit building out CIT’s highly successful digital banking platform. Prior to CIT Group, Mr. Smith was the Chief Information Officer responsible for technology and operational services at the NYCE Corporation. There, among other responsibilities, he was instrumental in developing the company’s digital payments strategy and products, substantially growing volumes while reducing operating expenses. Smith also led technology operations at Summit Bancorp, a large regional bank holding company operating in five states. Mr. Smith oversaw the banks technology strategy and operations as well as directed a significant number of successful acquisition integration efforts as Summit Bancorp grew from a community bank to over $35 billion in total assets. Mr. Smith is a Board member of Jack Henry and Associates’ Advisory Board and a former Board member of The State of New Jersey Office of Information Technology.

Elizabeth Kenney Wynnick, Executive Vice President, Chief Risk Officer, joined Rockville Bank in April 2012 as Senior Vice President, Director of Internal Audit, was promoted to Executive Vice President, Director of Internal Audit in April 2014, and was promoted to her current position in December 2014. Ms. Wynnick holds a CPA and CFSA designation and is licensed to practice law in Connecticut. Prior to joining the Bank, she served as General Auditor of NewAlliance Bank and as Deputy General Auditor

of Webster Bank. Ms. Wynnick graduated Magna Cum Laude from Bentley College with a Bachelor of Science Degree in Accountancy with a minor in Law, and received her Juris Doctor Degree from the University of Connecticut School of Law. She is a member of the American Institute of Certified Public Accountants (AICPA), Connecticut Society of Certified Public Accountants (CSCPA), The Institute of Internal Auditors (IIA), American Bar Association (ABA) and Connecticut Bar Association (CBA).

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The table below sets forth information as of March 15, 2017, with respect to principal beneficial ownership of Common Stock by each Director of the Company and each of the Named Executive Officers, and by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock and with respect to ownership of Common Stock by all Directors and executive officers of the Company and the Bank as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Outstanding Shares(2)
T. Rowe Price Associates, Inc.	4,698,054	(3)	9.24%
100 East Pratt Street
Baltimore, MD 21202

BlackRock, Inc.	3,607,839	(3)	7.10%
55 East 52nd Street
New York, NY 10022

Dimensional Fund Advisors LP	3,234,173	(3)	6.36%
Building One, 6300 Bee Cave Road
Austin, TX 78746

Name of Beneficial Owner	Shares of Common Stock Owned Directly		Shares of Common Stock Owned Indirectly(12)		Shares of Common Stock Underlying Options(4)	Shares of Common Stock Underlying Restricted Stock Shares(5)	Total Shares of Common Stock Beneficially Owned	Percent of Outstanding Shares(2)
Non-Management Directors:
Paula A. Aiello	15,148		—		13,808	—	28,956	*
Michael A. Bars	56,909	(6)	—		23,623	—	80,532	*
Michael F. Crowley	32,533		7,009	(7)	27,617	—	67,159	*
Kristen A. Johnson	35,618		19,453		13,007	—	68,078	*
Carol A. Leary	30,576		—		27,617	—	58,193	*
Raymond H. Lefurge, Jr.	69,387	(8)	14,298	(9)	23,623	—	107,308	*
Kevin E. Ross	34,999		—		27,617	—	62,616	*
Robert A. Stewart, Jr.	45,359		8,619	(10)	—	—	53,978	*

Named Executive Officers:
William H. W. Crawford, IV	80,492		16,836		376,416	—	473,744	*
Eric R. Newell	26,481		14,410	(11)	105,598	—	146,489	*
John J. Smith	2,992		—		—	—	2,992	*
David C. Paulson	12,372		807		—	—	13,179	*
Mark A. Kucia	34,418		26,975		158,237	—	219,630	*
All Directors and Executive
Officers as a Group (18 persons)	521,504		148,697		1,054,433	—	1,724,634	3.39%

(*)	Less than 1% of the common stock outstanding.

(1)	Based on information provided by the respective beneficial owners and on filings with the SEC made pursuant to the Securities Exchange Act of 1934.

(2)	Based on approximately 50,818,221 shares of common stock issued and outstanding as of March 15, 2017.

(3)
Based solely on information provided in the Schedules 13G filed with the SEC by T. Rowe Price Associates, Inc., BlackRock, Inc. and Dimensional Fund Advisors LP for United Financial Bancorp, Inc. All shares are held with shared voting and dispositive power.

(4)
Includes shares of underlying options that are presently exercisable or will become exercisable within 60 days after March 15, 2017. Shares subject to options that are presently exercisable or will become exercisable within 60 days after March 15, 2017 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.

(5)
Includes shares of underlying restricted stock shares that will vest and settle within 60 days March 15, 2017. Shares underlying restricted stock that will vest and settle within 60 days after March 15, 2017 are deemed outstanding for purposes of computing the percentage ownership of the person holding such restricted stock, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.

(6)	Includes 12,133 shares which are pledged.

(7)	Shares held in an IRA Plan account.

(8)	Includes 19,716 shares held jointly with his spouse.

(9)	Includes 11,927 shares held by his spouse and 2,370 shares held in a SEP IRA Plan account.

(10)	Includes 8,211 shares held in an IRA Plan account and 409 shares held in custodianship for his grandchildren.

(11)	Includes 2,000 shares held in an IRA Plan account.

(12)
Includes shares allocated to the account of the individuals under the United Bank 401(k) Plan. The respective individuals have vested shares as follows: Ms. Johnson – 19,453 shares; Mr. Crawford – 16,836 shares; Mr. Newell – 12,410 shares; Mr. Paulson – 807 shares and Mr. Kucia – 26,975 shares.

Shares of common stock of United Financial Bancorp, Inc. purchased through personal investment (including through 401-K investments) for the Directors and Named Executive Officers listed above are as follows: Ms. Aiello – 4,719 shares; Mr. Bars – 30,334 shares; Mr. Crowley – 22,378 shares; Ms. Johnson – 38,209 shares; Dr. Leary – 7,683 shares; Mr. Lefurge – 49,729 shares; Mr. Ross – 4,852 shares; Mr. Stewart – 11,727 shares; Mr. Crawford – 17,836 shares; Mr. Newell – 17,078 shares; Mr. Paulson – 807 shares and Mr. Kucia – 31,985 shares. Shares of common stock of United Financial Bancorp, Inc. sold in the open market during 2016 were related to the exercise of stock options and for the Directors and Named Executive Officers listed above are as follows: Mr. Bars – 6,775 shares; Mr. Lefurge – 6,635 shares; Dr. Leary – 14,372 shares; Mr. Ross – 28,743 shares and Mr. Stewart – 23,660 shares. Shares of common stock of United Financial Bancorp, Inc. gifted to organizations during 2016 for the Directors and Named Executive Officers listed above are as follows: Ms. Leary – 3,039 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of information furnished to the Company pursuant to Rule 16a-3(e) during the year ended December 31, 2016, all of the Company’s Directors and Executive Officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 filed all required reports on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss and analyze the compensation of the “Named Executive Officers” including the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers. The discussion and analysis also includes a description of our decision making process as well as the Company’s compensation philosophy, programs and the material factors affecting our decision making for 2016 compensation.

The following discussion provides detailed information on the compensation practices related to our Named Executive Officers for fiscal year 2016. All Named Executive Officers of the Company are also Named Executive officers of the Bank. Equity compensation for Named Executives Officers is paid by the Company while cash compensation and benefits are provided by the Bank.

Our 2016 Named Executive Officers (“NEO”) were:

William H.W. Crawford, IV	Chief Executive Officer
Eric R. Newell	Executive Vice President, Chief Financial Officer and Treasurer
John J. Smith	Executive Vice President, Chief Information and Administrative Officer
David C. Paulson	Executive Vice President, Head of Wholesale Banking
Mark A. Kucia	Executive Vice President, Chief Credit Officer

For additional information regarding compensation of the Named Executive Officers, see “Summary Compensation Table” and other compensation-related tables and disclosure below.

Executive Summary

Executive leadership at United Financial Bancorp, Inc. made progress in 2016 in terms of financial performance with the implementation of and execution on the Company's Four Key Objectives as discussed below. At $6.6 billion of total assets as of year-end 2016, the Company is the third largest bank headquartered in Connecticut, which provides financial services to customers throughout Connecticut and Massachusetts with more than 50 branch locations and several commercial and residential loan production offices in those two states.

Solid Performance Results

During 2016, the Company delivered $49.7 million in earnings, or $0.99 per diluted share, 78 basis points Return on Average Assets ("ROA") and 7.8% Return on Equity ("ROE"). Net income was relatively flat with prior year earnings despite the challenging operating environment for all banks. Furthermore, the second half of the year's earnings results were comprised of two consecutive quarters of record earnings, reported at $14.2 million, or $0.28 per diluted share, and $14.6 million, or $0.29 per diluted share, in the third and fourth quarters, respectively. In the fourth quarter of 2016, the Company ended the year with a 90 basis point ROA, an 8.95% ROE and an 11.19% Return on Tangible Common Equity ("ROTCE"), all of which were improved from the prior year and compared favorably to more seasoned and larger banks headquartered in Connecticut.

This performance was supported by an attractive cost structure and excellent asset quality. The Non-Interest Expense to Average Assets ratio was 2.10% ("NIE/AA") for the year 2016, and 2.05% in the fourth quarter of 2016. The percentage of non-performing assets to total assets declined to 0.54% at December 31, 2016 from 0.62% at the prior year-end, and net charge-offs were 0.10% as a percentage of average loans in both 2016 and 2015.

Fundamental to the Company’s success has been its focus on Four Key Objectives which guide management decisions and provide a balanced view of progress. The Four Key Objectives and 2016 performance toward these goals are as follows.

Key Objective #1: Align earning asset growth with organic capital and low cost core deposit generation to maintain strong capital and liquidity

•
Progress toward this objective was reflected in 2016 by the Company's 6.2% growth rate for both loans and deposits in 2016. Additionally, demand deposit account growth was 7.7% and capital grew by 4.9% during the year 2016.

Key Objective #2: Re-Mix cash flows into better yielding risk adjusted return on assets with lower funding costs relative to peers

•
Net Interest Margin ("NIM") stability improved in 2016 compared with the prior year, in large part due to the Company's focus within the loan portfolio on higher risk-adjusted return segments such as owner-occupied commercial real estate, commercial business and consumer loans, concurrently with less emphasis on investor commercial real estate and residential real estate loans.

Key Objective #3: Invest in people, systems, and technology to grow revenue and improve customer experience while maintaining an attractive cost structure

•
The Company made significant investments in Information Technology ("IT") and Project Management resources in 2016, which in addition to ensuring security will augment the focus on employing technology to improve customer experience, grow revenue and lower cost. This included implementing the use of leading edge project development methodologies and feedback loops. The investment in the Company's IT infrastructure will offer the capacity to evolve with customer preferences and provide competitive advantages in terms of product and service capability. This investment will further allow the Company to build more efficient, scalable, paperless, customer-friendly processes and self-service options, which over time will provide the Company with the ability to further bend down its cost structure.

•
The strong and seasoned leadership team has recruited, retained and developed deeply talented teams across the organization. The Company’s Enterprise Risk and Credit Risk areas are experienced and maintain a strong, consistent culture of risk discipline. These areas support profitable business results using vigilance, agility and expertise. The Company’s Finance division is deep with talent recruited from a large and diversified set of institutions. That team provides decision support for strategic and operational goals using key business drivers and parameters that impact future profit and revenue growth. Within the Finance division is an experienced and talented Tax team driving profitable tax credit investments.

•
The Company's annualized NIE/AA ratio was reported as 2.05% in the fourth quarter of 2016, and improved to 2.10% for the year ended December 31, 2016 compared to 2.25% in 2015, all while the Company continued to make the aforementioned investments in its IT infrastructure.

Key Objective #4: Grow operating revenue, maximize operating earnings, grow tangible book value and pay dividends. Achieve more revenue into net interest income and core fee income

•	The Company achieved two consecutive quarters of record earnings in the third and fourth quarters of 2016, as well as record revenue and record earnings per share.

•	The Company increased its dividend, totaling $0.48 per share for 2016 versus $0.46 per share for 2015.

•
Tangible Book Value ("TBV") per share increased by 4.6% during 2016 to $10.53 at December 31, 2016 from $10.07 at December 31, 2015. TBV grew due to the Company's 2016 net income of $49.7 million, which was partially offset by the net contraction in accumulated other comprehensive income as a result of the increase in interest rates during the fourth quarter of 2016, as well as the cash dividend payment to shareholders.

•
The Company's non-interest income in 2016 reflected improved core banking fee income and account analysis fee revenue from commercial clients, as well as a dramatic improvement in wealth management revenue in comparison to the prior year

With its strong 2016 performance, the Company's 1-Year Total Shareholder Return ("TSR") significantly outperformed both the SNL Bank & Thrift Index and the S&P 500 Bank Index at December 31, 2016. The Company's TSR as compared to these indices for the 1-Year, 3-Year and 5-Year time periods is as follows:

As of December 31, 2016	United Financial Bancorp, Inc.	SNL Bank & Thrift Index	S&P 500 Bank
1-Year TSR	46%	26%	24%
3-Year TSR	42%	44%	45%
5-Year TSR	109%	164%	144%

The Company’s focus remains to continue improving operating leverage, growing revenue and earnings per share, building tangible book value and increasing franchise value, while operating in a safe and sound manner. All of which should result in continued long term value for our shareholders.

The executive compensation program design accomplishes the objective of attracting, motivating and retaining the talent needed to grow revenue and earnings and oversee the platform of a larger enterprise. Executive interests are aligned with shareholders under a robust governance structure that regularly analyzes its practices versus the market and pay relative to performance. The Company will continue to heavily weigh the financial performance and risk profile of the Company in its assessment of appropriate compensation management.

Best Practice Compensation and Governance Programs and Policies

Our compensation programs incorporate best practices, including the following:

What We Do
Pay for performance	Annual say on pay vote
Above target and maximum long term incentive payouts only when we outperform our peer benchmarks	Double trigger change in control severance provision that requires both a change in control and qualifying termination event.
Incentive plan directly linked to strategic and objective financial goals	Stock ownership guidelines and stock holding requirements for Executives and Board of Directors
Long-term incentives based on relative TSR	Total direct target compensation aimed at market median
Robust clawback policy allowing our Board to recoup any excess compensation paid to the Named Executive Officers if the Company restates its financial results upon which an award is based	A Compensation Committee composed entirely of independent directors oversees the Company's executive compensation policies
Annual peer group review	Regular risk assessments performed
Shareholder engagement	Independent compensation consultant

What We Don’t Do
No tax-gross ups in our change in control arrangements.
Anti-hedging policy prohibits our senior executive officers and Directors from engagement in hedging transactions
Discourages (and limits) pledging and does not allow pledged stock to count toward stock ownership guidelines
No repricing of stock options without shareholder approval
No dividend equivalents paid prior to vesting
No dividends paid on unearned performance shares
No excessive perquisites

Say on Pay Results

The Company holds an advisory vote on “say on pay” annually. Our last “say on pay” vote was conducted in 2016 and our shareholders showed support of the Company’s compensation practices with 91% of shares represented at the Annual Shareholder Meeting voting in favor of the proposal. Although the vote is non-binding, the Compensation Committee has considered its result. Management has reached out to investors to discuss Company performance and strategy, and the Committee will continue to review and evolve programs and practices to ensure alignment with emerging best practices and regulatory guidelines.

Highlights of 2016 Key Compensation Decisions

The Company has operated under the same compensation philosophy it developed in 2012. The Company has not made any major changes to our executive compensation program since that time, although the Compensation Committee monitors our pay program through regular market based studies performed by their independent consultant. The latest comprehensive review was conducted in 2015 to provide competitive market data used to set target pay opportunities for 2016. Our executive compensation programs are designed to attract, motivate and retain a talented leadership team committed to driving superior results that deliver long-term shareholder value. Our incentive programs are designed to promote pay for performance and reward executives for performance that is aligned with the Four Key Objectives, which ultimately creates long-term shareholder value. Annually, we review our compensation philosophy and our pay programs to ensure that our compensation program meets our objectives and aligns with our performance and business strategy while maintaining good corporate governance practices.

For 2016, the following compensation decisions were made in consideration of the Company’s philosophy and performance:

•
Base salaries were reviewed in the fourth quarter of 2015 based on the independent consultants analysis and were determined to be slightly below market. No changes were made to base salaries in 2015 to allow for an appropriate market evaluation of total compensation by the Compensation Committee. Base salaries for NEOs were then increased by 3.5% on average effective January 1, 2016.

•	In the fourth quarter of 2016, base salaries for NEOs were reviewed and increased by 4.1% on average effective January 1, 2017 in order to remain market competitive.

•	The annual incentive program continues to use a scorecard approach to measure performance in a balanced manner and reduce unnecessary risk taking.

•	In recognition of our 2016 financial performance, which included two quarters of record earnings, the annual incentives were awarded between target and maximum.

•
We made annual equity awards with a mix of performance shares that reward future (3-year) performance goals that align with shareholder value and time-vesting restricted stock that align our executives with shareholder interests.

Objectives of the Company’s Compensation Programs and Compensation Philosophy

Below we summarize our philosophy and guiding principles as well as our decision process and the outcomes of that process. Our executive compensation programs are designed to enable the Company to attract, motivate and retain talent needed for the Company’s success, reward executives for performance, align executive interests with those of our shareholders, provide competitive compensation and ensure a balanced approach that promotes sound risk management practices.

We plan to achieve these objectives through several guiding principles.

Principles	How we achieve the principles
Provide market competitive compensation that enables the Company to attract and retain executives
•       Competitive base pay ranges are designed to target market median with flexibility to recognize individual performance, experience and contribution.
•       Total compensation is targeted to market median for achieving median performance. Actual total compensation varies as appropriate to reflect individual and Company performance.
•       Market is defined using a combination of published industry survey sources (representing similar size and scope) and a proxy peer group of publicly-traded banks similar in size and region.
•       Retention of key executives is supported through the use of multi-year vesting schedules for stock.

A significant portion of pay will be performance-based and support our goal to deliver shareholder value
•       More than 50% of our total compensation opportunity is performance-based, represented by our short and long-term incentive plans.
•       A portfolio of performance measures will be tied to strategic goals, and specifically, the Company's Four Key Objectives, that are intended to deliver long-term shareholder value.

Support a culture of ownership that aligns our executives’ interests with those of shareholders	• Ownership guidelines and holding requirements support our culture of encouraging executives to have significant stock holdings.
Focus on long-term/stock perspective and balanced approach to rewards that supports sound risk management practices
•       Long-term equity compensation supports our goal to align rewards with the time horizon of potential risk.
•       Our total compensation program in aggregate is designed to balance multiple perspectives including short/long term performance, cash/equity, relative/absolute performance and fixed/variable pay.

Risk Assessment

The Company adheres to a conservative and balanced approach to risk. Management and the Board conduct regular reviews of the business to ensure it remains within appropriate regulatory guidelines and practice. In addition, the Company is periodically examined by the Federal Reserve Bank of Boston, the Federal Deposit Insurance Corporation and the Connecticut Department of Banking.

Beginning in late-2015 and during 2016, the Chief Risk Officer conducted a thorough risk assessment of the Company’s 2016 incentive plans. Beginning in late-2016 and during 2017, the Chief Risk Officer conducted a thorough risk assessment of the Company’s 2017 proposed plans. The in-depth reviews were presented to the Compensation Committee, and, based on the Chief Risk Officer’s review, the Company concluded that the compensation programs provide appropriate balance across many performance measures, have controls on the range of payouts, allow Committee discretion in making awards and ultimately do not pose material risk to the Company. Going forward, the Company will continue to monitor and evolve its programs to ensure they are aligned with emerging regulations and best practices.

Role of the Compensation Committee, Management and the Compensation Consultant in the Executive Compensation Process

Role of the Compensation Committee
The Compensation Committee (the “Committee”) of our Board of Directors discharges the responsibilities of the Board of Directors (the “Board”) with regard to compensation paid to our Named Executive Officers, as well as all other executive officers (other than payments or benefits that are generally available to all other employees of the Company). During 2016, the Committee was comprised of four (4) directors: Ms. Johnson, Dr. Leary, Ms. Aiello and Mr. Lefurge, each of whom is an independent director under the NASDAQ Global Select Market listing requirements. To fulfill its responsibilities, the Committee meets throughout the year (10 times in 2016) and also takes action by written consent. The Chairman of the Committee reports on Committee actions at meetings of the Company’s Board.
The Committee operates under a written charter that establishes its responsibilities. A copy of the Compensation Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. The Committee reviews the Charter annually to ensure that the scope of the Charter is consistent with the Committee’s expected role. Under the Charter, the Committee is charged with general responsibility for the oversight and administration of our executive compensation program. Annually, the Committee reviews all compensation components and performance for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives (equity), benefits and other perquisites. In addition to reviewing competitive market values, the Committee examines the total compensation mix, pay-for-performance relationship, and alignment with our compensation philosophy. The Committee also reviews the employment agreements for named executive officers. As the Committee makes decisions regarding the Chief Executive Officer and other executive officers’ compensation, input and data from management and outside advisors are provided for external reference and perspective. While the Chief Executive Officer makes recommendations on other executive officers’ compensation, the Committee is ultimately responsible for approving compensation for all executive officers. The Committee meets regularly in executive session without management.
Role of the Compensation Consultant
Pursuant to its Charter, the Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Committee has access to the funding it needs to solicit advisory services to meet their requirements.
For 2016, the Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation consultant. Meridian reports directly to the Committee and the Committee may replace Meridian or hire additional consultants at any time. Meridian attends meetings of the Committee, as requested, and communicates with the Chair of the Committee between meetings; however, the Committee makes all decisions regarding the compensation of the Company’s executive officers.
Meridian provides various executive compensation services to the Committee with respect to the Company’s executive officers and other key employees at the Committee’s request. Meridian advises the Committee on the principal aspects of the executive compensation program, informs the Committee of evolving best practices and provides market information and analysis regarding the competitiveness of the program design and helps the Committee assess the relationship of pay and performance.

The Committee regularly reviews the services provided by its outside consultant and believes that Meridian is independent in providing specialized executive compensation consulting services. The Committee conducted a specific review of its relationship with Meridian in 2016, and determined that Meridian’s work for the Committee did not raise any conflicts of interest, and is consistent with the guidance provided under the Dodd-Frank Act, the SEC and the NASDAQ. The Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Role of the Company’s Management

The Company’s management provides information and input, as requested by the Committee to facilitate decisions related to executive compensation. At the start of each year, the Chief Executive Officer develops proposed Company goals and objectives that are reviewed and approved by the Board of Directors. Performance measures for the incentive plan are derived from the Board approved goals.

Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Committee. The Chief Executive Officer and the Executive Vice President, Chief Human Resources Officer provide the Committee and other advisors with Company information related to the Committee’s needs.

The Committee occasionally requests members of executive management to be present at Committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives provide insight, suggestions or recommendations regarding executive compensation; however, only Committee members vote on decisions regarding executive compensation.

The Chief Executive Officer reviews executive performance with the Committee and makes recommendations relating to executive compensation decisions. The Committee meets with the Chief Executive Officer to discuss his own performance and compensation package, but ultimately decisions regarding the Chief Executive Officer's compensation are discussed and approved during Executive Session, when the Chief Executive Officer is not present. Decisions regarding other executives’ performance and compensation are made by the Committee considering recommendations from the Chief Executive Officer.

Inputs to Committee Decisions

Competitive Benchmarking

Understanding the competitive landscape is a key element the Committee considers in setting program targets and making compensation decisions. The Committee relies on data and advice from Meridian, including benchmarking data, best practices information and general education to members of the Committee as needed throughout the year.

A primary data source used in setting a competitive market for the Named Executive Officers is the information publicly disclosed by a custom peer group consisting of twenty-four (24) publicly traded banks of similar asset size and region. In June 2015, Meridian worked with the Committee to update its peer group. The peer group included banks and thrifts approximately a half to two times the Company’s assets and includes banks located in the Northeast and Mid-Atlantic.The 2015 peer group had median assets of $6.0 billion compared to United’s December 31, 2015 assets of $6.2 billion. This peer group was unchanged in 2016, with the exception of the removal of one institution which was acquired in 2016. Both peer groups were approved by the Committee and served as a reference for pay program designs and pay decisions. The following banks were included in the 2015 and 2016 peer groups (we note which bank was unique to one year):

Berkshire Hills Bancorp, Inc.	Lakeland Bancorp, Inc.
Boston Private Financial Holdings, Inc.	National Penn Bancshares, Inc. (2015 only)
Brookline Bancorp, Inc.	NBT Bancorp, Inc.
Century Bancorp, Inc.	Northwest Bancshares, Inc.
Community Bank System, Inc.	Provident Financial Services, Inc.
ConnectOne Bancorp, Inc.	S&T Bancorp, Inc.
Customers Bancorp, Inc.	Sandy Spring Bancorp, Inc.
Dime Community Bancshares, Inc.	Sterling Bancorp
Eagle Bancorp, Inc.	Tompkins Financial Corporation
Financial Institutions, Inc.	TrustCo Bank Corp NY
First Commonwealth Financial Corp.	Washington Trust Bancorp, Inc.
Flushing Financial Corporation	WSFS Financial Corporation
Independent Bank Corp.
In addition to the peer group, Meridian included data from published surveys including the 2015 McLagan Regional Banking Survey, as well as public proxy data from proxy statements filed in 2015. The information from this competitive data source and the peer group were used to make base salary decisions in the fourth quarter of 2015 that were to be effective on January 1, 2016, as well as to confirm 2016 annual incentive award targets and payout ranges. This data was aged in 2016 to make base salary decisions that were to be effective on January 1, 2017, and to confirm 2017 annual incentive award targets and payout ranges. The 2016 peer group, in combination with the 2015 McLagan Regional Banking Survey, was used to determine long-term incentive award targets for the November 2016 equity grant.
2016 Executive Compensation Program Components and Decisions
The Company’s executive compensation program consists of the following components: base salary, short-term incentive, long-term equity awards and participation in our employee and executive benefit plans.
Base Salaries. Base salaries are reviewed annually and adjusted as appropriate to reflect each executive’s performance, contribution, experience and pay relative to the market. Internal responsibilities and relationships which may be unique to the Company are taken into consideration.

The following summarizes the 2016 salaries for the Company’s Named Executive Officers:

Named Executive Officer	2015 Base Salary	2016 Base Salary*	% Increase
Mr. William H. W. Crawford, IV	$595,000	$615,000	3%
Mr. Eric R. Newell	$300,000	$317,000	6%
Mr. John J. Smith**	—	$320,000	—
Mr. David C. Paulson	$275,000	$283,000	3%
Mr. Mark A. Kucia	$275,000	$283,000	3%

*	2016 base salary increases were effective January 1, 2016.
**	Mr. Smith's salary was effective January 19, 2016, at the time of his hire.

Base Salaries. In November 2016, the Committee approved the following base salaries for our Named Executive Officers, effective January 1, 2017:

Named Executive Officer	2017 Base Salary
Mr. William H. W. Crawford, IV	$639,600
Mr. Eric R. Newell	$332,850
Mr. John J. Smith	$329,600
Mr. David C. Paulson	$297,150
Mr. Mark A. Kucia	$292,905
Short-Term Incentive Compensation. All executive officers participate in the Company’s Senior Officer Incentive Compensation Plan (the “SOICP”) which is administered by the Compensation Committee of the Board of Directors. The SOICP is an annual incentive plan designed to encourage participants to focus on key performance goals during the fiscal year. The SOICP provides participants with an opportunity to earn variable rewards that are contingent on a combination of Company and Individual performance. In 2016, the performance period was January 1, 2016 through December 31, 2016.
The SOICP provides that each participant has a defined incentive opportunity expressed as a percentage of base salary. The incentive opportunity reflects a target award that will be paid assuming all financial and individual goals are achieved. The target incentive opportunity is 50% of base salary for the Chief Executive Officer and 40% for the Executive Vice Presidents.

The table below summarizes the performance goals established by the Compensation Committee for the SOICP. Performance was measured by a combination of Company and individual goals to support a “balanced” view of performance and incorporate sound risk management features and allocated such that 80% of the award is based on financial metrics and 20% is based on individual performance.

Performance Measure	Weight
Operating Efficiency (Non-Interest Expense / Average Assets)	20%
Asset Quality (All Non-Performing Assets / Average Assets)	20%
Operating Return on Tangible Common Equity	20%
Operating Pre-Tax Pre-Provision / Average Assets	20%
Individual Performance	20%

Performance for each measure is defined at threshold, target and stretch levels which correspond to a range of potential payouts (50% of target incentive for threshold performance, 100% of target incentive for target performance and 150% of target for stretch performance for each metric). Awards are interpolated in between these levels to provide for incremental rewards.

In order for the plan to “activate” the Company must attain 80% of the budgeted Operating Pre-Tax Net Income. The budgeted operating net income for 2016 was $47.9 million (80% is equal to $38.3 million). If this level of Operating Pre-Tax Net Income was not met, the SOICP would not have paid out any awards regardless of performance on other goals. Once 80% of the budgeted Operating Pre-Tax Net Income was achieved, the incentive plan activated and payouts were determined based on Company and individual performance as defined below.

As shown in the following table, the Company met stretch level for three of the four corporate performance measures, and did not meet the fourth. Individual performance is assessed for each executive to determine the award related to individual goals. The final payout is then calculated for each executive.

Performance Measures	Weighting	Threshold	Target	Stretch	Actual	Earned %
Plan Gate/Trigger	—	—	$38.3 million	—	$43.0 million	Plan Activated
Operating Efficiency (NIE/AA)	20%	2.15%	2.1%	2.05%	2.03%	150%
Asset Quality (All NPA/AA)	20%	90bps	80bps	70bps	55bps	150%
Operating ROTCE	20%	8.50%	9.00%	9.50%	9.60%	150%
Operating PTPP/AA	20%	1.20%	1.25%	1.30%	1.06%	0%
Individual Performance	20%	Set individually based on role			Varies by Participant	125%
The individual performance component of the SOICP is based on the Chief Executive Officer’s recommendation to the Committee of each individual’s performance and the Committee's assessment of the CEO's performance. Individual performance is weighted 20% and evaluated based on a payout scale of 50% to 150%.

For 2016, all Named Executive Officers exceeded their performance goals, and recognizing the team collectively, each earned a payout of 125% for the individual performance measure. Each Executive has individual goals specific to his or her role that focus on the successful execution of the Company's 2016 Strategic Plan. Some of the individual items that were considered by the Compensation Committee include:

•
Mr. Newell, under the direction of the CEO, led the Company’s strategic planning process for 2016. His collaborative work with key executives was instrumental in the achievement of operating efficiency and Return on Tangible Common Equity ("ROTCE") outcomes that surpassed organizational goals. Mr. Newell’s department made large strides to improve the enterprise budgeting process, weekly profitability reporting and new business Return on Equity ("ROE") visibility. In addition to his other duties, Mr. Newell also assumed responsibility for managing facilities in 2016. This has resulted in more efficient service management and sound approach to addressing strategic real estate needs.

•
Mr. Smith made significant and material improvements in the service delivery and control of the Company’s information technology in 2016. He developed an extensive Technology Strategic Plan and restructured the technology function to align to the Plan objectives. He upgraded technology competencies to position the organization for greater innovation in the rapidly developing digital based economy. He introduced new technology governance practices, improved internal processes and established a set of metrics to measure service levels and compliance. Mr. Smith also led the re-design of the Bank’s Technology Infrastructure resulting in improved system resiliency, redundancy and performance.  In addition, he implemented new security tools to address both cyber security requirements as well as internal security.

•
Mr. Paulson’s leadership was critical as the Company shifted its commercial emphasis to profitability over production, focused new client acquisition on C&I business lending over investor commercial real estate loans, and sought to increase low cost deposits received from business customers. Under the direction of Mr. Paulson, the Wholesale Banking division substantially improved its revenue and profitability per producer, significantly increased C&I as a percentage of total loan production and made solid progress with commercial deposit acquisition. Mr. Paulson successfully implemented the Company’s strategy with his management team and accomplished favorable results while reducing operating costs for his area. Mr. Paulson also made several notable contributions to creating a better experience for the Company’s customers.

•
Mr. Kucia successfully oversaw the credit function of the Company in 2016, meeting all strategic growth and portfolio composition objectives for both the commercial and consumer lending divisions. His department achieved strong and stable asset quality for the Bank based upon all relevant metrics. Mr. Kucia also made significant contributions on various projects involving due diligence, product development and policy support.

The following table shows the total payout opportunity and the total actual payout of annual cash incentives for the full year January 1, 2016 through December 31, 2016.

Named Executive Officer	2016 Incentive Target	2016 Incentive Actual	% of Target Incentive
Mr. William H.W. Crawford, IV	$307,500	$353,625	115%
Mr. Eric R. Newell	$126,800	$145,820	115%
Mr. John J. Smith	$128,000	$147,200	115%
Mr. David C. Paulson	$113,200	$130,180	115%
Mr. Mark A. Kucia	$113,200	$130,180	115%

Long-Term Equity Awards. The Committee and management believe that equity compensation is a critical component of a total direct compensation package which enhances the Company’s ability to recruit, retain and reward key talents needed for the Company’s success, align executives’ interests with those of our shareholders, encourage executives’ best performance and provide incentives for long-term sustained performance. Our shareholder approved stock incentive plan allow us to execute our philosophy by providing equity compensation to our key executives and Board members.

The Committee approved equity awards to members of the executive management team, including the CEO and NEOs, pursuant to the Company’s shareholder-approved 2015 Omnibus Stock Incentive Award Plan (the “2015 Plan”). In determining the form of equity to be granted, the Committee considered many factors including the ability to drive corporate performance, retention, executive officers’ current stock ownership level, tax and accounting treatment and the impact on dilution. Awards were made in consideration of market practice and alignment with the Company’s compensation philosophy. The 2016 annual equity grants were comprised of 50% performance-vesting restricted stock (“performance shares”) and 50% time-vesting restricted stock.

Named Executive Officer	2016 Equity Awards
	The 2015 Plan Time- Vested Restricted Stock (# of Shares)	The 2015 Plan Performance- Vested Restricted Stock Units (# of Shares)	Total Value at Target ($000)
Mr. William H.W. Crawford, IV	12,889	12,889	$430
Mr. Eric R. Newell	3,796	3,796	$127
Mr. John J. Smith	34,805	3,832	$478
Mr. David C. Paulson	3,389	3,389	$113
Mr. Mark A. Kucia	3,389	3,389	$113

Performance-vested restricted stock units have a three-year performance period (January 1, 2017 – December 31, 2019) with performance criteria reflecting two key financial measures with equal weighting: the three-year change in Total Shareholder Return (“TSR”) and the three year average of the non-GAAP ROTCE. These goals were selected to reflect our focus of the Company's Four Key Objectives, which include sound risk management and shareholder value enhancement over the long-term horizon, and equally balance metrics between peer-based and absolute number measures. Performance for the TSR goal will be evaluated after three years based on the Company’s performance relative to the SNL U.S. Bank and Thrift index.

3 year Performance Relative to SNL U.S. Bank & Thrift Index	Payout Schedule
75th to 100th percentile	150% of target
50th to 74th percentile	100% of target
35th to 49th percentile	50% of target
Below the 35th percentile	0% of target

Each measure’s performance is determined independently. A payout percentage will be interpolated between 50% and 150% dependent on the reported percentile to peers. However, if either the TSR or the non-GAAP ROTCE metric is negative for the performance period, the total payout will be capped at Target. The performance-based restricted stock units will vest as soon as practical after performance results are known and the Committee reviews and certifies the results. Time-vested restricted stock grants have an incremental vesting schedule which vests 33.33% per year beginning on first anniversary of the grant date.

Chief Executive Officer Compensation Review

In recognizing the strong performance of Mr. Crawford during his six year tenure with the Company, the Committee has taken a balanced view encompassing both short and long term considerations. Mr. Crawford led the Company in delivering record net income in 2016, led the Company in its transformational merger of equals in 2014, since 2011 led the Company’s growth in total assets to $6.6 billion from $1.7 billion and led the growth in earnings per share at a compounded annual rate of 40% over his tenure. This has translated into a Total Shareholder Return that is in line with the compensation peer group median for the one-year time period, and strong returns yet below the peer group in the three-year and five year time periods. We believe the longer term returns were impacted in comparison to this peer group by non-GAAP one time expenses related to the Merger in 2014, closely followed by the challenges of an unprecedented low interest rate environment. The Company's returns compared more favorably to the broader based banking indices, specifically the SNL U.S. Bank and Thrift Index and the S&P 500 Bank Index. The Company's TSR as compared to these indices and the compensation peer group median for the 1-Year, 3-Year and 5-Year time periods is as follows:

As of December 31, 2016	United Financial Bancorp, Inc.	Compensation Peer Group Median	SNL Bank & Thrift Index	S&P 500 Bank Index
1-Year TSR	46%	46%	26%	24%
3-Year TSR	42%	69%	44%	45%
5-Year TSR	109%	164%	164%	144%

After postponing an increase in base salary for Mr. Crawford for a period of 20 months following the Merger in 2014, the Compensation Committee approved a 3% increase in base salary for Mr. Crawford effective January 1, 2016, followed by a 4% increase to $639,600 effective January 1, 2017. After an evaluation of market data in October 2016 provided by Meridian, the Committee determined that this increase was necessary to position Mr. Crawford in a competitive range relative to the market median for his position. A priority for the Committee was to maintain an appropriate “at-risk” or "performance-based" portion of Mr. Crawford’s compensation; the Meridian market evaluation indicated that 55% of Mr. Crawford’s compensation was “at risk” should the Company not achieve the approved performance metrics versus 54% average “at risk” or "performance-based" pay for Chief Executive Officers of banks in the compensation peer group. Additionally, market reference information indicates that his short and long term incentives are in line with targets of 50% and 70% of base salary, respectively.

One strategy utilized to achieve this “at-risk” mix was the decision to award 50% of Mr. Crawford’s 2016 equity grant in the form of performance-based restricted stock units with TSR and ROTCE as performance metrics. In November, 2016, as part of the Company’s normal cycle, Mr. Crawford was awarded a stock grant with a fair market value of $430,493 comprised entirely of restricted stock (50% time-vesting and 50% performance-vesting). The Committee decided to have Mr. Crawford’s short-term incentive target remain at 50% of base salary for 2016 and his cap remain at 75% of base salary, or 150% of target, noting that the target is based on a base salary that is in line with his peers including his base salary increase. Mr. Crawford was awarded a short term incentive under the 2016 SOICP of $353,625, or approximately 115% of his target incentive. The dollar amount was a decrease of 8% from the previous year’s incentive. The Committee believes this appropriately reflected a strong financial finish in the second half of 2016 after a more moderate first half. The Committee recognized Mr. Crawford’s highly effective individual performance in areas such as constituent relationships, strategic focus and talent management. The result was also the product of the Company delivering on operating efficiency, asset quality and ROTCE goals. These short and long term incentive awards round out Mr. Crawford’s well balanced compensation plan.

Benefits and Supplemental Executive Retirement Plans

In addition to the compensation paid to executive officers as described above, executive officers received, along with and on the same terms as other employees, certain benefits pursuant to the 401(k) Plan and life insurance. All of the Named Executive Officers are also eligible to participate in the Supplemental Savings and Retirement Plan ("SSRP"). This Plan provides restorative payments to select highly compensated executives designated by the Compensation Committee who are prevented by federal law from receiving the full benefits contemplated by the 401(k) Plan.
Mr. Kucia participates in an individual Supplemental Executive Retirement Agreement designed to provide him with retirement benefits outside of the Retirement Plan of Rockville Bank which was closed to new entrants as of January 1, 2005. The Committee believes this nonqualified supplemental retirement benefit is both appropriate and common for executives based on information reviewed by the Committee at the time the Agreement was established in 2010.

In December 2012, the Company adopted a defined contribution Supplemental Executive Retirement Plan (“SERP”) for Mr. Crawford to fulfill the promise made in Mr. Crawford’s 2011 employment agreement, as well as to encourage retention and provide an additional opportunity for long-term performance-based compensation. The SERP provides Mr. Crawford annual contributions on the last day of the plan year equal to 30% of base salary, less all employer contributions (other than matching contributions) to his accounts under the 401(k) Plan and the SSRP. Mr. Crawford has the opportunity to receive an additional annual contribution equal to 15% of base salary if certain performance criteria are achieved during overlapping three-year performance periods, as established within ninety (90) days of the beginning of each performance period by the Committee. The initial performance periods ending December 31, 2013 and December 31, 2014, were based on one-year and two-year periods, respectively, each commencing on January 1, 2013. The first full three-year performance period was the period commencing on January 1, 2013 and ending on December 31, 2015, and the second full three-year performance period was the period commencing on January 1, 2014 and ending on December 31, 2016. The performance goals for those three-year periods were achieved and the Compensation Committee approved the payment of the additional performance contribution for those time periods.

In addition to the contributions described above, the SERP account balance is credited with interest each month based on the monthly Moody’s Seasoned Aaa Corporate Bond Yield. At termination of employment, Mr. Crawford receives his vested account balance, payable as a lump sum on the first day of the month following the one year anniversary of his separation from service. If termination occurs for reasons other than death, disability, involuntary termination following a change in control, or for cause, the percentage of the account that is vested is as follows: 50% at December 31, 2015, and an additional 10% at each subsequent anniversary until fully vested, if Mr. Crawford remains continuously employed by the Company through December 31, 2020. If termination occurs due to death or disability, the account balance becomes 100% vested and the balance is distributed as a lump sum payment on the first of the month following separation from service. Upon involuntary termination (or termination for good reason) within two years following a change in control, the account balance becomes 100% vested and an additional amount is added to the account equal to the product of A and B, where:

•
A is an amount equal to 30% of annual salary, less all employer contributions (other than matching contributions) to Mr. Crawford’s accounts under the 401(k) Plan and the SSRP for the respective Plan year, and;

•	B is the lesser of 10 or the number of years between Mr. Crawford’s age at separation from service and age 60.

All benefits under the SERP are forfeited if Mr. Crawford is terminated for cause. As the SERP is an unfunded, non-qualified plan, Mr. Crawford has the status of an unsecured general creditor of the Company with respect to the benefits accrued under the SERP.

Messrs. Crawford, Smith and Paulson, received automobile allowances; Messrs. Crawford, Newell, Paulson and Kucia, received club dues reimbursement; Messrs. Newell and Kucia received reimbursements for the cost of the preparation of their individual tax returns; and Mr. Smith received a relocation expense reimbursement. The value of these benefits are disclosed in the notes to the Summary Compensation Table.

Death Benefits for Certain Officers

The Bank maintains an unfunded plan for a select group of officers whose lives have been insured by Bank Owned Life Insurance (“BOLI”) pursuant to which $25,000 is payable to a beneficiary designated by the officer upon the death of the officer while actively employed by the Bank or after attaining eligible retirement age, and the balance is payable to the Bank.

Executive Employment/Severance Agreements

The Company has entered into employment agreements with all of its Named Executive Officers and certain other executive officers. All of these contracts reflect an initial two year term, which may be extended annually, with the exception of Mr. Crawford, CEO, who has a three year contract. On November 14, 2013, the Committee entered into a new employment agreement with Mr. Crawford with an initial term of three years, effective as of April 30, 2014. The term of the agreement is until April 30, 2017, subject to possible annual extensions. The agreement provides for an initial base salary of $500,000 per year. The agreement also provides that Mr. Crawford will be eligible to earn annual incentive compensation with an incentive target in amounts determined by the Company’s Compensation Committee. Mr. Crawford will be eligible to participate in employee and executive benefit plans and programs of the Bank.

The employment agreements include change of control provisions. The Company believes these agreements are necessary to preserve a stable executive team during the transition process related to a change of control, and appropriate to provide a level of financial security so that executives will remain focused on shareholders’ and customers’ interests in connection with the change of control.

Named Executive Officers are not entitled to receive severance benefits due simply to a change of control. The change of control provisions provide for the payment of severance benefits upon a “double trigger” event. A “double trigger” event used in this context means that an executive is only entitled to change of control benefits if the executive’s employment is terminated without cause or the executive resigns for good reason within two years of a change of control.

If the payments and benefits payable in connection with a change of control would be subject to the excise tax under Section 4999 of the Internal Revenue Code (the “Code”), the Named Executive Officer will receive either (a) the payment reduced to the maximum amount that will not result in any excise tax under Code Section 4999 being triggered; or (b) the full payment, in which case, the Named Executive Officer will be responsible for paying the excise tax, but only if this alternative leaves the Named Executive Officer in a better after-tax position.

Executive Compensation Decisions for 2017

Executive Employment/Severance Agreements. On December 18, 2015, the Company entered into new employment agreements with Messrs. Newell, Paulson and Kucia, effective January 1, 2016; and with Mr. Smith on January 19, 2016. The initial term of the agreements with Messrs. Newell, Paulson and Kucia is until December 31, 2017; and the initial term of the agreement with Mr. Smith is until January 18, 2018. The agreements are subject to potential annual extensions following the initial two-year term. Highlights of the agreements include:

•
The payment for health benefits if the termination is by reason of death or disability will be a cash payment equal to COBRA coverage as opposed to the previous agreements which provided for a cash payment to cover continued benefits through Social Security Retirement Age.

•
In cases of termination "Without Cause of For Good Reason" the severance payment will be based off of "target" bonus, amended from including the greater of target for the current year or actual bonus for the prior year.

Equity Compensation Grant Practices

The Committee is solely responsible for the development of the schedule of equity awards made to our Chief Executive Officer and the other Named Executive Officers. As a general matter, the Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we have never timed the release of material non-public information to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The Committee’s decisions are reviewed by, and must be approved by, the Company's full Board of Directors.

In accordance with our equity plan, the Committee may grant stock options only at or above fair market value, which is defined as the closing sales price of our common stock on the NASDAQ on the date of grant.

Stock Ownership Guidelines:

In 2012, the Committee implemented stock ownership guidelines to encourage select senior executive officers and directors to hold meaningful ownership in Company stock and align their interests with those of our shareholders.

Our policy requires senior executive officers and Board members to obtain and maintain beneficial ownership (by Company grant and through individual purchase) of the following amount of shares in the Company’s common stock.

Position / Level	Requirement
Directors
Board Member	3 times Board retainer
Senior Executive Officers
Chief Executive Officer	3 times base salary
Executive Vice Presidents	2 times base salary
Senior Vice Presidents	1 times base salary

Beneficially owned shares include shares that the individual owns or has voting power including the power to vote, or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition. Shares owned by an individual in the Company’s benefit plans (e.g. 401(k)) count toward the stock ownership requirement. In addition, unvested time-vesting restricted stock count toward the stock ownership requirements since those shares convey voting rights during the vesting period. Until the requirement is met, senior executive officers and Directors are expected to hold 75% of net of tax shares from equity grants. There were no exceptions to this holding requirement in 2016.

Hedging Policy and Pledging Restrictions

Our policy prohibits our senior executive officers and Directors from engaging in transactions having the effect of hedging the unvested portion of any equity or equity-linked award. In addition, the Company does not permit shares pledged for senior executive officers and Directors to be applied toward stock ownership guidelines, and limits the number of shares they may pledge.

Clawback Policy

The Company has adopted a Clawback Policy (the “Policy”), which would be triggered by any restatement of the financial statements. The Policy covers performance-based incentive and equity compensation awarded when vesting, settlement or payment is contingent up on the achievement of a specified performance metric. Excess compensation, determined to be the amount of compensation that would not have been paid to the Executive Officer if the financial statements were correct at the time of the payment, would be subject to recoupment at the discretion of the Committee.

Tax, Accounting and Other Considerations

The Compensation Committee considers the effects of tax and accounting treatments when it determines executive compensation. For example, in 1993, the Internal Revenue Code was amended to disallow publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. In structuring United’s compensation programs and in determining executive compensation, the Committee takes into consideration the deductibility limit for compensation. The Committee reserves the right, however, in the exercise of its business judgment, to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Code. The employment contracts for the Named Executive Officers were amended in 2012 and contain change of control limitation provisions pursuant to Internal Revenue Code Section 280G. If a change of control payment exceeds the limit for deductible payments under Section 280G of the Internal Revenue Code, the higher of (i) safe harbor amounts; or (ii) full payments after tax (i.e., “best of after-tax benefit”) will be paid to the Named Executive Officer. For the full payments, the Named Executive Officer is responsible for paying the excise tax. The Compensation Committee takes into consideration the accounting effects of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 in determining vesting periods for stock options and restricted stock awards under the United Financial Bancorp, Inc. 2015 Omnibus Stock Incentive Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with Management the “Compensation Discussion and Analysis” disclosure appearing above in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which incorporates by reference the disclosure contained in this Proxy Statement.

March 14, 2017

The Compensation Committee:

Kristen A. Johnson, Chairman
Carol A. Leary, Vice Chairman
Paula A. Aiello
Raymond H. Lefurge, Jr.

COMPENSATION OF EXECUTIVE OFFICERS AND TRANSACTIONS WITH MANAGEMENT
Summary Compensation Table
The following table sets forth certain information with respect to the compensation of our principal executive officer, principal financial officer and three most highly compensated executive officers. Each individual listed in the table below may be referred to as a Named Executive Officer or NEO or Executive Officer. No options or other equity-based awards were repriced or otherwise modified during 2016 for the Named Executive Officers.

Name and Principal Position	Year	Salary(2)	Bonus(3)	Stock(4) Awards	Option Awards (5)	Non-Equity Incentive Plan Compensation (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7)	All Other Compensation (8)	Total
(a)	(b)	(c)$	(d)$	(e)$	(f)$	(g)$	(h)$	(i)$	(j)$
William H. W.	2016	617,365	—	430,493	—	353,625	—	378,650	1,780,133
Crawford, IV	2015	597,288	—	553,928	—	385,158	—	324,089	1,860,463
Chief Executive Officer	2014	565,865	—	363,941	52,546	344,296	—	319,102	1,645,750
Eric R. Newell	2016	318,219	—	126,786	—	145,820	—	49,351	640,176
Executive Vice President,	2015	301,154	—	159,592	—	159,858	—	40,115	660,719
Chief Financial Officer and Treasurer	2014	273,039	—	112,490	37,499	143,233	—	34,641	600,902
John J. Smith(1)	2016	306,462	300,000	477,984	—	147,200	—	63,399	1,295,045
Executive Vice President,	—	—	—	—	—	—	—	—	—
Chief Information and Administrative Officer	—	—	—	—	—	—	—	—	—
David C. Paulson	2016	284,088	50,000	113,193	—	130,180	—	62,236	639,697
Executive Vice President,	2015	276,058	150,000	146,284	—	144,130	—	56,676	773,148
Head of Wholesale Banking	2014	235,865	150,000	299,988	—	150,000	—	31,721	867,574
Mark A. Kucia	2016	284,088	—	113,193	—	130,180	29,291	39,660	596,412
Executive Vice President,	2015	276,058	—	146,284	—	144,130	(25,420)	29,726	570,778
Chief Credit Officer	2014	264,480	—	74,980	24,998	136,939	69,256	32,096	602,749

(1)	Mr. Smith was hired on January 19, 2016 and became a Named Executive Officer in 2016.

(2)
Reflects actual base salary amounts paid for fiscal years 2014-2016. Annualized base salaries as of December 31, 2016 were as follows: Mr. Crawford: $615,000; Mr. Newell: $317,000; Mr. Smith: $320,000; Mr. Paulson: $283,000; and Mr. Kucia: $283,000.

(3)
The amounts shown represent special payments made to Mr. Smith in 2016 as agreed upon at the time of his offer of employment; and to Mr. Paulson as agreed upon at the time of his offer of employment in 2014.

(4)
These amounts represent the aggregate grant date fair value of restricted stock awards made pursuant to United’s 2015 Omnibus Stock Incentive Plan determined in accordance with FASB Topic 718. All time-vesting restricted stock awards with the first vesting occurring on the one-year anniversary of the grant. All performance-vesting restricted stock awards vest 100% upon the three year anniversary of the grant if such defined performance metrics are met. The value attributed to performance shares in the Summary Compensation table above (50% of the total value of the Stock Awards) reflects target performance. The maximum value assuming performance at stretch level would be: Mr. Crawford: $538,116; Mr. Newell: $158,483; Mr. Smith: $509,981; Mr. Paulson: $141,491; and Mr. Kucia: $141,491.

(5)	No stock option awards were granted to Named Executive Officers in 2016.

(6)	Reflects the annual bonus award earned for fiscal year 2016 under the Senior Officer Incentive Compensation Plan.

(7)	Reflects the changes in the present value of the life annuity from fiscal year end 2015 to 2016 for the non-qualified defined benefit retirement plan (Supplemental Executive Retirement Agreement).

Name	Retirement Plan (Pension)	Supplemental Executive Retirement Plan	Supplemental Savings & Retirement Plan	Supplemental Executive Ret. Agreement	Total
		(SERP)		(Flat $ Benefit)
William H.W. Crawford, IV	$—	$—	$—	$—	$—
Eric R. Newell	—	—	—	—	—
John J. Smith	—	—	—	—	—
David C. Paulson	—	—	—	—	—
Mark A. Kucia	—	—	—	29,291	29,291

(8)
All Other Compensation includes 401(k) matching and discretionary contributions, automobile allowance, Company Contribution to Supplemental Savings and Retirement Plan, present value of SERP, Group term life insurance premium, and dividends on unvested restricted stock awards.

The following table shows individual amounts for fiscal year 2016 included in the “All Other Compensation” column.
All Other Compensation - Break Out

Name and Principal Position	401(k)(a)	Bank Owned Life Insurance(b)	Group Term Life Insurance (c)	Dividend Paid(d)	Automobile Allowance	Supplemental Savings and Retirement Plan	Supplemental Executive Retirement Plan(e)	Other(f)	Total
William H.W. Crawford, IV	$14,404	$560	$685	$29,581	$9,000	$17,615	$283,283	$23,522	$378,650

Eric R. Newell	14,404	560	268	8,918	—	2,541	—	22,660	$49,351

John J. Smith	—	—	2,742	14,867	9,231	—	—	36,559	$63,399

David C. Paulson	14,404	—	1,242	10,446	12,000	1,467	—	22,677	$62,236

Mark A. Kucia	14,404	560	822	7,355	—	878	—	15,641	$39,660

(a)	United’s matching and discretionary contributions to the qualified defined contribution 401(k) retirement plan. Mr. Smith is not yet eligible for these contributions.

(b)	The cost of a $25,000 death benefit through Bank Owned Life Insurance. Mr. Crawford, Mr. Newell and Mr. Kucia have two such benefits.

(c)	Group term life insurance premiums for coverage in excess of $50,000.

(d)	Dividends paid on unvested, time-vesting restricted stock and dividend equivalents accrued on unvested, performance-vesting restricted stock.

(e)	The present value of Mr. Crawford’s SERP based on his current compensation structure.

(f)
Mr. Crawford's other compensation includes club dues reimbursement. Messrs. Newell and Kucia's other compensation includes club dues reimbursement, reimbursement of tax preparation services and reimbursement for mobile device use. Mr. Smith's other compensation includes $36,499 of relocation expense reimbursement agreed upon at the time of his hire and $60 of reimbursement for mobile device use. Mr. Paulson's other compensation includes club dues reimbursement and reimbursement for mobile device use.

Grants of Plan-Based Awards
The following table presents information on plan-based compensation in 2016 for the Named Executive Officers. The restricted stock awards were granted under the United Financial Bancorp, Inc. 2015 Omnibus Stock Incentive Plan (the “2015 Plan”). See the CD&A “Incentive Compensation” and “Stock Awards” section for detailed descriptions.

Name	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($/Sh)
(a)	(b)	( c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William H.W. Crawford, IV	11/22/16	30,750	307,500	461,250	6,445	12,889	19,334	25,778	—	—	430,493

Eric R. Newell	11/22/16	12,680	126,800	190,200	1,898	3,796	5,694	7,592	—	—	126,786

John J. Smith	1/29/16	12,800	128,000	192,000	—	—	—	30,973	—	—	349,995
	11/22/16				1,916	3,832	5,748	7,664			127,989
David C. Paulson	11/22/16	11,320	113,200	169,800	1,695	3,389	5,084	6,778	—	—	113,193

Mark A. Kucia	11/22/16	11,320	113,200	169,800	1,695	3,389	5,084	6,778	—	—	113,193

(1)	This column shows the date of the grant for all equity awards granted in 2016.

(2)
For Mr. Crawford, the Annual Incentive Compensation Plan target represents 50% of base salary. All other executives’ Annual Incentive Compensation Plan targets as a percentage of base salary are 40% of base salary. Incentive opportunity ranges from 10% to 150% of target. Threshold, Target and Maximum represent an incentive opportunity SOICP.

(3)
For awards granted on November 22, 2016, vesting will be determined by the Company’s relative performance of three-year Total Shareholder Return and the Company's absolute performance of Non-GAAP Return on Tangible Common Equity over three years. The payout ranges from 50% to 150% of target.

(4)	Exercise price would represent the closing price on the grant date if stock option awards were granted.

(5)	For stock option awards column (l) would reflect the grant date FASB Topic 718 fair value for awards disclosed in column (j); however no stock awards were granted to Named Executive Officers in 2016.

Stock Incentive Award Plans
The Board of Directors and shareholders of the Company approved the United Financial Bancorp, Inc. 2015 Omnibus Stock Incentive Plan (the “2015 Plan”) effective as of the Company’s 2015 special meeting in October 2015. The Company presented the 2015 Plan, which includes provisions that are considered to be more shareholder friendly than the 2012 Plan, due to the limited amount of shares remaining to be awarded in the 2012 Plan. The awards from the 2015 Plan consist of several components to meet objectives to provide a well-balanced perspective on long-term performance.The 2015 Plan allows the Company to use stock options, stock awards, and performance awards to attract, retain and reward performance of qualified employees and others who contribute to the success of the Company. The Board believes that the availability of stock-based benefits is a key component in this strategy and that this strategy also furthers the objective of aligning the interests of Management and Company shareholders. After shareholder approval of the 2015 Plan in October 2015, no other awards are permitted to be granted from the 2006 Plan, the 2012 Plan or the Legacy United Stock Plans.
The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to each Named Executive Officer as of December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable Options (#)	Number of Securities Underlying Unexercised Options(2) Unexercisable (#)	Equity Incentive Plan Awards Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William H.W. Crawford, IV	11/22/16	—	—	—	—	—	12,889	234,064	12,889	234,064
	11/18/15	—	—	—	—	—	13,597	246,922	20,395	370,373
	6/20/14	16,086	10,723	—	13.73	6/20/24	3,780	68,645	15,167	275,433
	6/21/13	65,384	—	—	13.25	6/21/23	—	—	—	—
	6/21/12	239,538	—	—	10.99	6/21/22	—	—	—	—
	3/15/11	44,685	—	—	10.54	3/15/21	—	—	—	—
Eric R. Newell	11/22/16	—	—	—	—	—	3,796	68,935	3,796	68,935
	11/18/15	—	—	—	—	—	3,917	71,133	5,876	106,708
	6/20/14	11,479	7,653	—	13.73	6/20/24	910	16,526	5,462	99,190
	6/20/13	17,718	—	—	13.25	6/21/23	—	—	—	—
	6/20/12	68,748	—	—	10.99	6/21/22	—	—	—	—
John J. Smith	11/22/16	—	—	—	—	—	3,832	69,589	3,832	69,589
	1/29/16	—	—	—	—	—	30,973	562,470	—	—
David C. Paulson	11/22/16	—	—	—	—	—	3,389	61,544	3,389	61,544
	11/18/15	—	—	—	—	—	3,591	65,212	5,386	97,810
	5/12/14	—	—	—	—	—	4,255	77,271	5,673	103,022
Mark A. Kucia	11/22/16	—	—	—	—	—	3,389	61,544	3,389	61,544
	11/18/15	—	—	—	—	—	3,591	65,212	5,386	97,810
	6/20/14	7,652	5,102	—	13.73	6/20/24	607	11,023	3,641	66,121
	6/21/13	19,780	—	—	13.25	6/21/23	—	—	—	—
	6/21/12	86,088	—	—	10.99	6/21/22	—	—	—	—
	9/2/11	15,091	—	—	9.50	9/2/21	—	—	—	—
	11/15/10	5,187	—	—	7.42	11/15/20	—	—	—	—
	3/16/09	9,479	—	—	6.09	3/16/19	—	—	—	—
	2/20/08	9,858	—	—	7.90	2/20/18	—	—	—	—

(1)	Named Executive Officers did not receive options awards in 2016.

(2)	Mr. Smith was hired on January 19, 2016 and became a Named Executive Officer in 2016.

(3)
All options granted prior to the Merger vested 20% on the grant date and vested 20% annually thereafter if they were granted from Rockville’s 2006 Stock Incentive Award Plan; vested 25% on the grant date and vested 25% annually thereafter if they were granted from Rockville’s 2012 Stock Incentive Plan, with any remaining unvested options granted vesting on an accelerated basis at the time of the Merger. The options granted on June 20, 2014 from Rockville’s 2006 Stock Incentive Award Plan vest 20% on each June 20, 2015-2019, and the options granted from Rockville’s 2012 Stock Incentive Plan on June 20, 2014 vest 33.33% on each June 20, 2015-2017. No options were granted to Named Executive Officers in 2016.

(4)
All time-vesting restricted stock awards granted prior to the Merger vested 20% on the grant date and vested 20% annually thereafter if they were granted from Rockville’s 2006 Stock Incentive Award Plan; vested 25% on the grant date and vested 25% annually thereafter if they were granted from Rockville’s 2012 Stock Incentive Plan, with any remaining unvested time-vesting restricted stock granted vesting on an accelerated basis at the time of the Merger. The time-vesting restricted stock awarded on May 12, 2014 vest 25% on each May 12, 2014-2017, the time-vesting restricted stock awarded on June 20, 2014 vest 33.33% on each June 20, 2015-2017, the time-vesting restricted stock awarded on November 18, 2015 vest 33.33% on each November 18, 2016-2018, half of the time-vesting restricted stock awarded on January 29, 2016 vest 33.33% on each January 29, 2017-2019, half of the time-vesting restricted stock awarded on January 29, 2016 vest 100% on January 29, 2019, and the time-vesting restricted stock awarded on November 22, 2016 vest 33.33% on each November 22, 2017-2019. The performance-vesting restricted stock granted on June 21, 2012 and the performance-vesting restricted stock granted on June 21, 2013 scheduled to vest 100% on June 30, 2015 and June 30, 2016, respectively, vested at Target at the time of the Merger. The performance-vesting restricted stock awarded on May 12, 2014 vest 100% on June 30, 2017; the performance-vesting restricted stock awarded on June 20, 2014 vest 100% on June 30, 2017; the performance-vesting restricted stock awarded on

November 18, 2015 vest 100% on November 18, 2018, and the performance-vesting restricted stock awarded on November 22, 2016 vest 100% on November 22, 2019.

(5)	Market values are based on the closing market price of the Company’s stock of $18.16 on December 31, 2016.
The following information sets forth the stock awards vested and stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2016
Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
William H.W. Crawford, IV	—	—	10,578	161,474
Eric R. Newell	—	—	2,870	44,184
John J. Smith	—	—	—	—
David C. Paulson	—	—	6,049	84,751
Mark A. Kucia	—	—	2,401	37,473

(1)	Value reflects the vested shares at the relevant vesting price on May 12, 2016 of $12.99, June 20, 2016 of $13.17 and November 18, 2016 of $16.43.

Supplemental Executive Retirement Benefits
The following table provides information regarding the retirement benefits for the NEOs under the Company’s supplemental executive retirement plans, namely the Supplemental Executive Retirement Plan and Supplemental Executive Retirement Agreement, described below. See description of plans in Compensation Discussion & Analysis.

	Number of Years	Present Value of Accumulated	Payments During Last Fiscal
Name	Credited Service	Benefit($)	Year($)
William H. W. Crawford, IV(1)	6.00	1,002,488	—
Supplemental Executive Retirement Plan (Defined Contribution)
Eric R. Newell(2)	—	—	—
John J. Smith(2)	—	—	—
David C. Paulson(2)	—	—	—
Mark A. Kucia	11.17	303,496	—
Supplemental Executive Retirement Agreement (Flat $ Benefit)

(1)	Participant is not yet vested in the benefit under this plan.

(2)	Currently not participating in such a plan described above.
Non-Qualified Deferred Compensation
United maintains one non-qualified defined contribution plan, the Supplemental Savings and Retirement Plan. The Bank adopted the Supplemental Savings and Retirement Plan, which was implemented in connection with the reorganization and offering that took place in 2005. This plan provides restorative payments to executives designated by the Compensation Committee who are prevented by federal law from receiving the full benefits contemplated by the tax-qualified Retirement Plan and the 401(k) Plan. All NEOs participate in the plan. The restorative payments under the plan consist of cash payments in lieu of deferrals and payments for employer matching contributions or discretionary contributions that cannot be made under the 401(k) Plan due to the legal limitations imposed on the 401(k) Plan and payments for benefits that cannot be paid under the Retirement Plan due to legal limitations imposed on benefits payable from the Retirement Plan.
The following table provides information in respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax qualified.

	Executive Contributions	Registrant Contributions	Aggregate Earnings in	Aggregate Withdrawals /	Aggregate Balance at
Name	in Last FY($)	in Last FY($)(1)	Last FY($)(2)	Distributions($)	Last FYE($)
William H.W. Crawford, IV	—	17,615	15,576	—	235,862
Eric R. Newell	—	2,541	1,065	—	17,453
John J. Smith	16,062	—	403	—	16,465
David C. Paulson	—	1,467	3	—	3,526
Mark A. Kucia	—	878	1,303	—	19,129

(1)	2016 deferred compensation match on current year deferrals.

(2)	2016 deferred compensation interest accrued on all deferrals.

Potential Payments Upon Termination or Change in Control

The Bank and the Company have employment agreements with Named Executive Officers Messrs. Crawford, Newell, Smith, Paulson and Kucia. The contracts with Messrs. Newell, Paulson and Kucia had an initial two year term ending on December 31, 2017, which may be extended annually upon written notice from the Compensation Committee; and the contract with Mr. Smith has an initial two year term ending on January 18, 2018, which may be extended annually upon written notice from the Compensation Committee. The contract with Mr. Crawford, CEO had an initial three year term ending on April 30, 2017, which may be extended annually upon written notice from the Compensation Committee.

Under specified circumstances including change in control, termination for reasons other than cause or resignation due to good reason, the employment agreements provide for certain additional payments. However, the Named Executive Officer’s employment may be terminated for cause without incurring any continuing obligations.

Payments and Benefits upon any Termination

Executive officers are entitled to receive earned and unpaid compensation upon any termination of employment. In addition, all unvested stock awards and all unvested stock options held by the Named Executive Officers will be forfeited upon voluntary termination or termination for cause.

Death

The Named Executive Officer’s survivor is entitled to receive earned and unpaid compensation upon the death of the Named Executive Officer and all unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2006 Plan will be accelerated and the beneficiary can exercise the options at any time within five years from the termination (but not after the expiration date of the option). All unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2012 Plan and from the 2015 Plan will be accelerated and the beneficiary can exercise the options at any time within one year from the termination (but not after the expiration date of the option). The Named Executive Officer is also eligible to receive a lump sum payment equal to the pro-rated portion of the annual incentive compensation based on performance actually achieved in that year. In addition, the health care benefit will be provided for the maximum COBRA continuation period available to Executive’s surviving spouse and eligible dependents, if any.

Disability

The Named Executive Officer is entitled to receive earned and unpaid compensation upon the separation from service due to disability of the Named Executive Officer and all unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2006 Plan will be accelerated and the beneficiary can exercise the options at any time within five years from the termination (but not after the expiration date of the option). All unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2012 Plan and from the 2015 Plan will be accelerated and the beneficiary can exercise the options at any time within one year from the termination (but not after the expiration date of the option). The Named Executive Officer is also eligible to receive a lump sum payment equal to the pro-rated portion of the annual incentive compensation based on performance actually achieved in that year. In addition, the health care benefit, long-term disability and group-term life insurance will be continued until the Named Executive Officer is of Social Security normal retirement age.

Retirement

The Named Executive Officer is entitled to receive earned and unpaid compensation upon the retirement of the Named Executive Officer. The vesting of all unvested stock awards and all unvested stock options held by the Named Executive Officer granted pursuant to the 2006 Plan will be accelerated and the Named Executive Officer can exercise the options at any time within five years from the termination (but not after the expiration date of the option). The vesting of all unvested stock awards, unvested stock units and all unvested stock options held by the Named Executive Officer granted pursuant to the 2012 Plan will vest according to the original grant agreement terms; the 2012 Plan does not have an accelerated vesting upon retirement provision. However, with regard to the stock options granted pursuant to the 2012 Plan all such options shall be exercisable on the earlier of the exercise period or prior to three years from the date of vesting with respect to unvested stock options, or within three years of retirement for vested stock options. The vesting of all unvested stock options held by the Named Executive Officer granted pursuant to the 2015 Plan will vest according to the original grant agreement terms; the 2015 Plan does not have an accelerated vesting upon retirement provision for stock options. However, all such options shall be exercisable on the earlier of the exercise period or prior to three years from the date of vesting with respect to unvested stock options, or within three years of retirement for vested stock options, and any stock options that have not vested within three years of retirement will be forfeited. The vesting of all unvested stock units held by the Named Executive Officer granted pursuant to the 2015 Plan will be accelerated to the date of retirement. All unvested stock awards held by the Named Executive Officer granted pursuant to the 2015 Plan will be forfeited if not vested on or before the date of retirement. In addition, the health care benefit will be continued until the Named Executive Officer is of Social Security normal retirement age.

Voluntary Termination or Involuntary Termination for Cause

A Named Executive Officer who voluntarily terminates employment or whose employment is terminated by the Company due to cause is not entitled to any additional benefits.

Involuntary Termination Without Cause or Voluntary Termination for Good Reason

Involuntary Termination Without Cause, the CEO is entitled to:

•
A lump sum payment equal to three times the sum of his base salary immediately prior to termination if his employment is terminated before the third-year anniversary of the effective date of his employment agreement (two and one-half times if his employment is terminated between the third-year anniversary and fourth-year anniversary and two and one-quarter times if his employment is terminated at or following the fourth-year anniversary), plus his annual target incentive compensation payable in cash for the year of termination.

•	A lump sum payment equal to the pro-rata portion of the CEO’s annual target cash incentive compensation for the year of termination.

•
A lump sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Health Plan that would have been incurred by both the Named Executive Officer and the Company for the period of one and a half years.

•	A lump sum payment equal on an after-tax basis to the cost of continuing coverage under the Company’s group long-term disability and group life insurance policies for three years.

•	Acceleration of unvested stock options, restricted stock and stock units.

Voluntary Termination for Good Reason, the CEO is entitled to:

•
A lump sum payment equal to three times the sum of his base salary immediately prior to termination if his employment is terminated before the third-year anniversary of the effective date of his employment agreement (two and one-half times if his employment is terminated between the third-year anniversary and fourth-year anniversary and two and one-quarter times if his employment is terminated at or following the fourth-year anniversary), plus his annual target incentive compensation payable in cash for the year of termination.

•	A lump sum payment equal to the pro-rata portion of the CEO’s annual target cash incentive compensation for the year of termination.

•
A lump sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Health Plan that would have been incurred by both the Named Executive Officer and the Company for the period of one and a half years.

•	A lump sum payment equal on an after-tax basis to the cost of continuing coverage under the Company’s group long-term disability and group life insurance policies for one and a half years.

•	Acceleration of unvested stock options, restricted stock and stock units.

The Named Executive Officer (with the exception of the CEO) is entitled to:

•
One and a half times the sum of the Named Executive Officer’s Base Salary immediately prior to termination plus an amount equal to the Named Executive Officer’s annual target incentive compensation for the year of termination.

•	A lump sum payment equal to the pro-rata portion of the Named Executive Officer’s annual target incentive compensation for the year of termination.

•
A lump sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Health Plan that would have been incurred by both the Named Executive Officer and the Bank for the period of 18 months.

•	A lump sum payment equal on an after-tax basis to the cost of continuing coverage under the Bank’s group long-term disability and group life insurance policies for 18 months.

•	Acceleration of unvested stock options, restricted stock and stock units.

Termination Without Cause or Voluntary Resignation for Good Reason Within Two Years after Change-in-Control

Upon termination without cause or voluntary resignation for good reason within two years after a change in control, the Named Executive Officer is entitled to the following benefits:

•
A lump sum payment equal to three times the sum of the Named Executive Officer’s base salary immediately prior to termination, plus an amount equal to the Named Executive Officer’s annual target incentive compensation payable in cash for the year of termination. For the CEO, it is three times the sum of his base salary immediately prior to termination if his employment is terminated before the third-year anniversary of the effective date of his employment agreement (two and one-half times if his employment is terminated between the third-year anniversary and fourth-year anniversary and two and one-quarter times if his employment is terminated at or following the fourth-year anniversary), plus his annual target incentive compensation payable in cash for the year of termination.

•	A lump sum payment equal to the Named Executive Officer’s annual target incentive compensation for the year of termination.

•	Acceleration of unvested stock options, restricted stock and stock units.

•
A lump sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Company’s health plan that would have been incurred by both the Named Executive Officer and the Bank for three years, provided that the Named Executive Officer is not eligible for retiree benefits under the Bank’s health plan or Medicare, and provided further that the Named Executive Officer is in compliance with the non-solicitation, confidentiality and non-disparagement provisions in the Named Executive Officer’s employment agreement.

•
A lump sum payment equal on an after-tax basis to the cost of continuing coverage under the Bank’s group long-term disability and group life insurance policies for three years, provided the Named Executive Officer is in compliance with the non-solicitation, confidentiality and non-disparagement provisions in the Named Executive Officer’s employment agreement.

The above benefits, if any, due under the employment agreements with the Company’s Named Executive Officers are payable in the payroll period following the payroll period in which termination of employment occurs. However, any change in control benefits that are subject to Section 409A of the Code will be delayed six months following the date of termination if the Named Executive Officer is a “key employee” under applicable regulations. If payments are delayed for such six-month period, the Named Executive Officer is entitled to interest on the delayed payment at the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury on the date such payment would have been made but for the delay.

If payments and benefits payable to the Named Executive Officers under the employment agreements, together with other payments and benefits they may have the right to receive on account of a change in control, would exceed the maximum limit imposed on the total of such payments by Section 280G of the Code (without triggering the excise tax imposed under Section 4999 of the Code), then the employment agreements provide that the payments to the Named Executive Officers will be reduced to the maximum amount that will not exceed that limit, provided that the net after-tax proceeds to the Named Executive Officer is not thereby decreased. Specifically, if the payments and benefits payable in connection with a change in control would be subject to the excise tax under Section 4999 of the Code, the Named Executive Officer will receive either (a) the payment reduced to the maximum amount that will not result in any excise tax under Code Section 4999 being triggered; or (b) the full payment, in which case, the Named Executive Officer will be responsible for paying the excise tax, but only if this alternative leaves the Named Executive Officer in a better after-tax position.

The tables below reflect the compensation and benefits that would be due to each of the Named Executive Officers, following or in connection with any termination of employment. The amounts shown assume that each termination of employment was effective as of December 31, 2016, and the fair market value of the Company’s common stock was $18.16, the closing price of common stock on the NASDAQ Global Select Market on the last business day of the year, December 30, 2016. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. Actual amounts to be paid can only be determined at the time of the termination of employment.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2016 for William H. W. Crawford, IV. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination for Good Reason $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)
Compensation:
Base Compensation	2,767,500	—	2,767,500	—	2,767,500	—	—
Pro-rata Short-Term Incentive	307,500	—	307,500	—	307,500	353,625	353,625
Stock Option Unvested and Accelerated	47,503	—	47,503	—	47,503	47,503	47,503
Restricted Stock Unvested and Accelerated	1,456,581	—	1,456,581	—	1,456,581	1,456,581	1,456,581
Benefits and Perquisites:
Health and Welfare Benefit Continuation (1)	46,023	—	46,023	—	84,544	79,376	354,992
Supplemental Executive Retirement Plan(2) Acceleration	—	—	2,061,495	—	2,061,495	1,002,488	1,002,488
280G Tax & Scale Back	—	—	—	—	—	—	—
Total:	4,625,107	—	6,686,602	—	6,725,123	2,939,573	3,215,189

(1)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax.

(2)	Participant is not yet vested in the benefit under this plan.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2016 for Eric R. Newell. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)
Compensation:
Base Compensation	—	—	665,700	—	1,331,400	—	—
Pro-rata Short-Term Incentive	—	—	126,800	—	126,800	145,820	145,820
Stock Option Unvested and Accelerated	—	—	33,903	—	33,903	33,903	33,903
Restricted Stock Unvested and Accelerated	—	—	440,474	—	440,474	440,474	440,474
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	—	—	31,439	—	62,877	25,924	389,501
280G Tax & Scale Back	—	—	—	—	—	—	—
Total:	—	—	1,298,316	—	1,995,454	646,121	1,009,698

(1)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2016 for John J. Smith. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Retirement(2) $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)
Compensation:
Base Compensation	—	—	672,000	—	1,344,000	—	—
Pro-rata Short-Term Incentive	—	147,200	128,000	—	128,000	147,200	147,200
Stock Option Unvested and Accelerated	—	—	—	—	—	—	—
Restricted Stock Unvested and Accelerated	—	69,589	701,648	—	701,648	701,648	701,648
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	—	59,117	47,892	—	95,784	90,616	62,489
280G Tax & Scale Back	—	—	—	—	(188,875)	—	—
Total:	—	275,906	1,549,540	—	2,080,557	939,464	911,337

(1)	Includes group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax.

(2)	Participant is early retirement eligible age.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2016 for David C. Paulson. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Retirement(2) $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)
Compensation:
Base Compensation	—	—	594,300	—	1,188,600	—	—
Pro-rata Short-Term Incentive	—	—	113,200	—	113,200	130,180	130,180
Stock Option Unvested and Accelerated	—	—	—	—	—	—	—
Restricted Stock Unvested and Accelerated	—	—	476,023	—	476,023	476,023	476,023
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	—	—	2,584	—	5,168	—	18,043
280G Tax & Scale Back	—	—	—	—	—	—	—
Total:	—	—	1,186,107	—	1,782,991	606,203	624,246

(1)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2016 for Mark A. Kucia. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)
Compensation:
Base Compensation	—	—	594,300	—	1,188,600	—	—
Short-Term Incentive	—	—	113,200	—	113,200	130,180	130,180
Stock Option Unvested and Accelerated	—	—	22,602	—	22,602	22,602	22,602
Restricted Stock Unvested and Accelerated	—	—	369,990	—	369,990	369,990	369,990
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	—	—	41,337	—	82,674	77,506	307,606
Supplemental Executive Retirement Agreement Acceleration	155,392	—	369,249	—	485,906	485,906	369,249
280G Tax & Scale Back	—	—	—	—		—	—
Total:	155,392	—	1,510,678	—	2,262,972	1,086,184	1,199,627

(1)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax.

Director Compensation

Director Fees

The Compensation Committee reviews the Board compensation regularly to ensure it is appropriate, competitive and effective. The Company paid fees totaling $574,955 to non-employee Directors during the fiscal year ended December 31, 2016. Directors are not paid separately for their services on the Board of both the Company and the Bank. In 2014, the Committee decided that effective upon the closing of the Merger, the non-employee members of the Boards of Directors of the Company and the Bank became entitled to the following compensation, with one adjustment in 2015 to approve an increase in the annual equity grant retainer to $30,000 from $25,000:

Type of Compensation	Amount
Annual Cash Retainer	$25,000*
Annual Equity Grant Retainer	$30,000*
Annual Chairman of the Board Retainer	$60,000**
Annual Vice Chairman of the Board Retainer	$36,000**
Annual Committee Chair Retainer	$11,400***
Annual Retainer for Non-Chair Director of the Company	$6,840+
Board Fee Per Meeting	$1,000++
Committee Fee Per Meeting	$850++

*Represents an aggregate amount payable for service on either or both of the Boards of Directors.
**The same person serves in this position for the Company and the Bank, and this amount represents an aggregate fee for such service.
***Applies to the Chair of a Committee of the Company or the Bank. A Chair of the same Committee of the Company and the Bank will receive this amount in the aggregate for such service.
+Applies to members of the Board of Directors of the Company who do not serve as Chair of a Committee of the Company or the Bank.
++A joint meeting of the Company and the Bank would be considered one meeting for purposes of the fee.

On November 22, 2016, each non-employee Director received 1,796 shares of restricted stock from the United Financial Bancorp, Inc. 2015 Omnibus Stock Incentive Plan. The restricted stock granted will vest 100% on the first anniversary of the grant date.

The following table details the compensation paid to each of our non-employee Directors in 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paula A. Aiello	60,115	29,993	—	—	—	—	90,108
Michael A. Bars	64,250	29,993	—	—	—	—	94,243
Michael F. Crowley	64,250	29,993	—	—	—	—	94,243
Kristen A. Johnson	64,250	29,993	—	—	—	—	94,243
Carol A. Leary(1)	—	29,993	—	—	—	—	29,993
Raymond H. Lefurge, Jr.	96,075	29,993	—	—	—	—	126,068
Kevin E. Ross	59,575	29,993	—	—	—	—	89,568
Robert A. Stewart, Jr.	107,750	29,993	—	—	—	—	137,743

(1)	Dr. Leary elected to defer 100% of her annual fees, totaling $58,690 in 2016.

(2)
As of December 31, 2016, Directors have the following unvested restricted stock shares; Aiello – 1,796 shares; Bars – 1,796 shares; Crowley – 1,796 shares; Johnson – 1,796 shares; Leary – 1,796 shares; Lefurge – 1,796 shares; Ross – 1,796 shares and Stewart – 1,796 shares.

(3)	Directors did not have any unvested stock options as of December 31, 2016.

(4)	No stock option awards were granted to Directors in 2016.

Deferred Compensation Plan

The Bank maintains the United Bank Non-Qualified Deferred Compensation Plan for Directors, a non-qualified plan that permits Directors to defer all or part of their total fees for a plan year. The participants in the Non-Qualified Deferred Compensation Plan direct the investment of their deferred amounts among several investment funds. Participants elect the method of payment of their deferral accounts either on a date certain or upon termination of their service as a Director. Participants may elect to receive the deferral amounts in a lump sum payment or in consecutive annual installments over a period not to exceed five years. The Bank accrued expenses totaling $58,690 for Director Leary in connection with this plan during the fiscal year ended December 31, 2016.

Compensation in the form of perquisites and other personal benefits provided by the Company has been omitted for all individual Directors as the total amount of those perquisites and personal benefits constituted less than $10,000 for 2016 for each.

Certain Relationships and Related Transactions

Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of repayment or present other unfavorable features. Notwithstanding this rule, federal regulations permit banks like United Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all Bank employees and does not give preference to any executive officer or director over any other employee. United Bank maintains certain loan programs whereby employees with one year of service or more, including executive officers and directors, may obtain loans with an interest rate discount upon request. From time to time, United Bank also makes loans and extensions of credit, directly and indirectly, to its executive officers and directors that are not part of an employee discount loan program. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to United Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.

It is the policy of the Company that any transaction involving insiders (directors or executive officers) must be conducted at arm’s length and that any consideration paid or received by the Company in connection with such a transaction shall be on terms no less favorable than terms available to an unaffiliated third party under the same or similar circumstances. Any transaction (or series of transactions) between the Company and a Company director, executive officer or immediate family member must be pre-approved by the Board of Directors (without the interested director present). This Policy is in writing and contained in the Company’s Code Of Conduct and Ethics Policy. In reviewing and evaluating potential conflicts of interest and related party transactions, the Board of Directors uses applicable NASDAQ listing standards and SEC rules as a guide, including the impact of a transaction on the independence of any director. The Board of Directors may approve a related-party transaction where it determines that the related party’s independence will not be impaired, the terms are no less favorable than terms available from an unaffiliated third party under the same or similar circumstances, and that the transactions are in the Company’s best interests.  In determining the independence of its directors, the Board of Directors considers transactions between the Company and a director that are not required to be disclosed in this proxy statement.

The following information is furnished for outstanding loans made by United Bank to executive officers under the discounted loan programs:

Name	Original Loan Date	Loan Type	Original Note Rate	Current Rate	Largest Aggregate Principal Outstanding During 2016	Principal Balance as of 12/31/16	Interest Paid During 2016

Eric R. Newell	6/26/2014	Fixed Residential	3.75%	3.25% Rate Modified	$509,871	$497,355	$16,384
ELECTION OF DIRECTORS

(Proposal 1)
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
ELECTION OF MICHAEL A. BARS AND KRISTEN A. JOHNSON TO SERVE AS
DIRECTORS OF THE COMPANY FOR A TERM OF FOUR YEARS, AND UNTIL HIS OR HER
SUCCESSOR IS QUALIFIED AND ELECTED.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
(Proposal 2)

As part of our commitment to corporate governance best practices, and as required by the Section 14A(a)(2) of the Securities Exchange Act of 1934, the Company’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on its compensation program at the Annual Meeting through the following resolution:

“RESOLVED, that the shareholders approve the Company’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

We believe that our compensation policies and procedures, which are described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement and in the tables and narrative in the “Executive Compensation” section, are strongly aligned with the long-term interests of shareholders. The Company’s executive compensation philosophy is designed to be attractive, market-based, tied to performance and aligned with shareholders’ interests. We believe the Bank’s objective of remaining community centric, focusing on quality personal service, and expanding its lending activities, banking networks and consumer products, will be enhanced by this strategy. Our compensation programs are designed to consider competitive market data, specific role functions that may be unique to our structure, internal equity and the performance of both the individual and the Company. We believe this approach will help us attract, retain and reward the best employees, fulfill the Company’s growth objectives and promote shareholder value.

This vote will not be binding on or overrule any decisions by the Company’s Board of Directors or Compensation Committee, will not create or imply any additional fiduciary duty on the part of the Board of Directors or the Compensation Committee, and will not restrict or limit the ability of our shareholders to make proposals in the future for inclusion in proxy materials related to executive compensation. The Company’s Compensation Committee and Board of Directors will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPANY’S
EXECUTIVE COMPENSATION, AS DESCRIBED IN “COMPENSATION DISCUSSION AND
ANALYSIS”, AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER
COMPENSATION (TOGETHER WITH ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS
PROXY STATEMENT.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal 3)

The Audit Committee has appointed the firm of Wolf & Company, P.C. to be independent auditors for United for the year ending December 31, 2017, subject to ratification of the appointment by United’s shareholders. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Wolf & Company, P.C., independent certified public accountants, to audit the books and accounts of United for the year ending December 31, 2017. If United’s shareholders do not ratify the appointment, the Audit Committee will consider a change in auditors for the next year.
Wolf & Company, P.C. has advised United that they are independent accountants with respect to the Company, within the meaning of standards established by the Public Company Accounting Oversight Board and federal securities laws administered by the SEC.

Representatives of Wolf & Company, P.C., the Company’s independent registered public accounting firm for the year ended December 31, 2016, are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
RATIFICATION OF THE APPOINTMENT OF WOLF & COMPANY, P.C. AS UNITED’S
INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2017.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no matters to be brought before the Annual Meeting other than procedural matters incident to the conduct of the Annual Meeting. If further business is properly presented, the proxy holders will vote proxies as determined by a majority of the Board of Directors.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Pursuant to the proxy solicitation regulations of the SEC, any shareholder proposal intended for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s 2018 Annual Meeting of Shareholders must be received by the Company by December 7, 2017. The Company’s 2018 Annual Meeting of Shareholders is currently scheduled to take place on May 17, 2018. Nothing in this paragraph shall be deemed to require United to include in its proxy statement and form of proxy any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

In addition, the Company’s Bylaws establish procedures with regard to director nominations and other business proposals to be brought before the 2018 Annual Meeting of Shareholders but not included in the Company’s proxy statement or form of proxy for that meeting. Any new business to be taken up at the 2018 Annual Meeting other than at the direction of the Company’s Board of Directors must be stated in writing and filed with the Company’s corporate secretary at least thirty (30) days before the date of the 2018 Annual Meeting, and all business so stated, proposed, and filed will be considered at such Annual Meeting; but no other proposal other than at the direction of the Board of Directors will be acted upon at the Annual Meeting. Any nominations of directors by stockholders of record must be stated in writing and filed with the Company’s corporate secretary at least one hundred (100) days prior to the 2018 Annual Meeting; provided however, that if fewer than 100 days’ notice of the meeting is given to shareholders, such nomination must be filed with the corporate secretary at least ten (10) business days following the earlier of (1) the date on which notice of such meeting was given to shareholders; or (2) the date on which a public announcement of such meeting was first made. All nominations must comply with the Company’s nomination policy.

ANNUAL REPORTS

Copies of the Company’s 2016 Annual Report to Shareholders, which includes its Annual Report to the SEC on Form 10-K for the year ended December 31, 2016, accompanying this proxy statement are not a part of the proxy solicitation materials. The Annual Report to the SEC accompanying this proxy statement does not include the Form 10-K’s exhibits filed with the SEC. These exhibits are listed in the Form 10-K and can be viewed on the SEC’s website (www.sec.gov) or, upon written request, we will provide any recipient of this proxy statement, free of charge, all exhibits filed at the SEC with the Form 10-K. Requests should be directed to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of such materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address: Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can also be reached by e-mail at mshaw@bankatunited.com. You can request a copy of any such document by visiting the 2017 Annual Meeting page of our Internet website at www.unitedfinancialinc.com. If you want to receive separate copies of the annual report, proxy statement or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 24 2017.

The proxy statement, the 2016 Annual Report to Shareholders and the form of proxy are available in the “Financial Information - Annual Meeting Materials” portion of the Investor Relations section of the Company’s website (www.unitedfinancialinc.com, click on “Financial Information” and then click on “Annual Meeting Materials”).

The Board of Directors urges each shareholder, whether or not he or she intends to be present at the Annual Meeting, to complete, sign and return the enclosed proxy as promptly as possible.

By Order of the Board of Directors

/s/ Marliese L. Shaw
Marliese L. Shaw
Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery
UNITED FINANCIAL BANCORP, INC.	of information up until 11:59 P.M. Eastern Time the day before the cut-off date
45 GLASTONBURY BLVD.	or meeting date. Have your proxy card in hand when you access the web site
GLASTONBURY, CT 06033	and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the
Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
							E25901-P90998-Z69802	KEEP THIS PORTION FOR YOUR RECORDS
		THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.						DETACH AND RETURN THIS PORTION ONLY
UNITED FINANCIAL BANCORP, INC.

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors
	Nominees:		For All	Withhold All		For All Except	To withhold authority to vote for any individual
	01)	Michael A. Bars	☐	☐		☐	nominee(s), mark "For All Except" and write the
	02)	Kristen A. Johnson	☐	☐			numbers(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2 and 3								For	Against	Abstain
2.	To approve an advisory (non-binding) proposal on the Company's executive compensation.							☐	☐	☐

3.	Ratification of the appointment of Wolf & Company, P.C. as independent auditors of the Company for the year							☐	☐	☐
ending December 31, 2017

NOTE:		Such other business as may properly come before the Annual Meeting or any adjournments thereof.

For address changes and/or comments, please check this box							☐
and write them on the back where indicated.

	Please indicate if you plan to attend this meeting.				☐	☐
					Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at
www.unitedfinancialinc.com - click Financial Information and Annual Meeting Materials

UNITED FINANCIAL BANCORP, INC.
Annual Meeting of Shareholders
May 24, 2017 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael F. Crowley, Raymond H. Lefurge, Jr. and Robert A. Steward, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of UNITED FINANCIAL BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on May 24, 2017, at the Connecticut Science Center, 250 Columbus Boulevard, Hartford, Connecticut, 06103, and any
adjournments thereof. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

This proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted “FOR” the nominees under Proposal 1; “FOR” the approval of an advisory (non-binding) proposal on the Company’s executive compensation under Proposal 2; and “FOR” the ratification of United Financial Bancorp, Inc.’s appointment of independent auditors in Proposal 3; and in accordance with the determination of a majority of the Board of Directors as to any other matters. If the proxy is not marked to withhold authority to vote for the nominees, it will be voted FOR the nominees.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope. Please check your mailing address as it appears on the Revocable Proxy. If it is inaccurate, please include your correct address above.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side